Confidential Execution Version
Dated 2024

BULK PRUDENCE CORP.

as Borrower

with

ESPERANCE LINE S.A.

as Lender

guaranteed by

PANGAEA LOGISTICS SOLUTIONS LTD., BULK PARTNERS (BERMUDA) LTD., BULK PARTNERS HOLDING COMPANY BERMUDA LTD. and BULK FLEET BERMUDA HOLDING COMPANY LIMITED

FACILITY AGREEMENT Loan Facility for up to $15,200,000

Contents
Clause        Page
1    Definitions and interpretation    4
Section 2 -   The Facility    30
2    The Facility    30
3    Purpose    30
4    Conditions of Utilisation    30
Section 3 -   Utilisation    32
5    Utilisation    32
Section 4 -   Repayment, Prepayment and Cancellation    33
6    Repayment    33
7    Illegality, prepayment and cancellation    33
8    Restrictions    35
Section 5 -   Costs of Utilisation    37
9    Interest    37
10    Interest Periods    38
11    Changes to the calculation of interest    38
12    Fees    43
Section 6 -   Additional Payment Obligations    44
13    Tax gross-up and indemnities    44
14    Increased Costs    49
15    Other indemnities    51
16    Mitigation by the Lender    55
17    Costs and expenses    55
Section 7 -   Guarantee    57
18    Guarantee and indemnity    57
Section 8 -   Representations, Undertakings and Events of Default    62
19    Representations    62
20    Information undertakings    71
21    Financial covenants    74
22    General undertakings    76
23    Business restrictions    80
24    Dealings with Ship    84
25    Condition and operation of Ship    86
26    Insurance    90
27    Loan to value covenant    96
28    Events of Default    98
Section 9 -   Changes to Parties    105

29    Changes to the Lender    105
30    Changes to the Obligors    106
Section 10 -   Security and Application    107
31    Enforcement of Transaction Security    107
32    Application of proceeds    107
33    Conduct of business by the Lender    108
Section 11 -   Administration    109
34    Payment mechanics    109
35    Set-off    111
36    Notices    111
37    Calculations and certificates    113
38    Partial invalidity    114
39    Remedies and waivers    114
40    Amendments and Waivers    114
41    Confidential Information    114
42    Contractual recognition of bail-in    116
43    Counterparts    116
Section 12 -   Governing Law and Enforcement    117
44    Governing law    117
45    Enforcement    117
Schedule 1 The original parties    120
Schedule 2 Ship information    123
Schedule 3 Conditions precedent and conditions subsequent    124
Schedule 4 Utilisation Request    131
Schedule 5 Repayment Schedule    133
Schedule 6 Form of Compliance Certificate    135
SIGNATURES    138

THIS AGREEMENT is dated __________________ 2024 and is made between:
(1)    BULK PRUDENCE CORP. as Borrower (the Borrower);
(2)    PANGAEA LOGISTICS SOLUTIONS LTD. (the Parent), BULK PARTNERS (BERMUDA) LTD. (Bulk Partners Bermuda), BULK PARTNERS HOLDING COMPANY BERMUDA LTD. (Bulk Partners Holding) and BULK FLEET BERMUDA HOLDING COMPANY LIMITED (Bulk Fleet Bermuda) each a company organized and existing under the laws of Bermuda whose registered office is at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda, as joint and several guarantors (each a Guarantor and together the Guarantors); and
(3)    ESPERANCE LINE S.A. as lender (the Lender).
IT IS AGREED as follows:
Section 1 -  Interpretation
1    Definitions and interpretation
1.1    Definitions
In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:
Accounting Reference Date means 31 December or such other date as may be approved.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Anti-social Forces means:
(a)    an organised crime group;
(b)    a member of any organised crime group;
(c)    a person for whom five years have not elapsed since that time the person ceased to be a member of an organised crime group;
(d)    an associate of an organised crime group;
(e)    a company affiliated with an organised crime group;
(f)    a corporate racketeer;
(g)    a hoodlum disguised as a supporter of a social movement, etc.;

(h)    a white-collar crime group, etc.;
(i)    any person or entity similar to any of above item (a) through item (h) (the Organised Crime Group Member);
(j)    an entity that has a recognisable relationship with an Organised Crime Group Member, etc., in which the management of the entity is controlled by the Organised Crime Group Member;
(k)    an entity that has a recognisable relationship with an Organised Crime Group Member, etc., in which the Organised Crime Group Member is substantially involved in the management of the entity;
(l)    an entity or person that has a recognisable relationship with an Organised Crime Group Member, in which the entity or person wrongfully uses an Organised Crime Group Member, for such purposes as unfairly benefiting the entity or person itself, the entity’s or the person’s own company or a third party, or causing damage to a third party;
(m)    an entity or person that has a recognisable relationship with an Organised Crime Group Member, in which the entity or person provides funds, etc. or other benefits to the Organised Crime Group Member; or
(n)    an entity of which a board member, etc. or any other person who is substantially involved in the management of the entity has a socially condemnable relationship with an Organised Crime Group Member.
Approved Manager means Seamar Management S.A. as technical manager or any other technical and/or commercial manager approved by the Lender.
Approved Valuers means Clarkson plc, Simpson Spence Young Ltd, Braemar Seascope Ltd, Arrow Sale & Purchase (UK) Ltd (or any Affiliate of such person through which valuations are commonly issued) or any other valuer approved by the Lender at its sole discretion.
Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
Auditors means Grant Thornton or such other firm approved by the Lender such approval not to be unreasonably withheld.
Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.
Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:
(a)    in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)    in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and
(c)    in relation to the United Kingdom, the UK Bail-In Legislation.
Balloon means a part of the Loan in the principal amount of $8,260,000 if the amount of the Loan as drawn down on the Utilisation Date is $15,200,000, or, if the loan as drawn down on the Utilisation Date is a lesser amount, the equivalent proportion of the Loan as drawn down.
Break Costs means the amount (if any) by which:
(a)    the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)    the amount which the Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, US and Tokyo, Japan and (in relation to the fixing of an interest rate) which is a US Government Securities Business Day.
Change of Control means the occurrence of any of the following:
(a)    in respect of the Borrower, the occurrence of any act, event or circumstance that without prior written consent of the Lender results in Bulk Fleet Bermuda (i) owning directly of record and beneficially less than 100% of the issued and outstanding equity interests in the Borrower, or (ii) ceasing to control directly 100% of the Borrower; or
(b)    in respect of Bulk Fleet Bermuda, the occurrence of any act, event or circumstance that without prior written consent of the Lender results in Bulk Partners Holding (i) owning directly of record and beneficially less than 100% of the issued and outstanding equity interests in Bulk Fleet Bermuda, or (ii) ceasing to control directly 100% of Bulk Fleet Bermuda; or
(c)    in respect of Bulk Partners Holding the occurrence of any act, event or circumstance that without prior written consent of the Lender results in Bulk Partners Bermuda (i) owning directly of record and beneficially less than 100% of the issued and outstanding equity interests in Bulk Partners Holding, or (ii) ceasing to control directly 100% of Bulk Partners Holding; or
(d)    in respect of Bulk Partners Bermuda, the occurrence of any act, event or circumstance that without prior written consent of the Lender results in the Parent (i) owning directly of record and beneficially less than 100% of the issued and outstanding equity interests in Bulk Partners Bermuda, or (ii) ceasing to control directly 100% of Bulk Partners Bermuda; or
(e)    in respect of the Parent:
(i)    the Parent being de-listed; or
(ii)    any party, individually or acting together with others in concert, acquires a majority stake of more than 50% of the shares in the Parent.
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.
Charter Documents means the Intercompany Charter and any other charter commitment and any guarantee or security provided for the charterer’s obligations under such charter commitment and includes any agreement varying or terminating any of them.
Classification means the classification specified in respect of the Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved as its classification, at the request of the Borrower.
Classification Society means the classification society specified in respect of the Ship in Schedule 2 (Ship information) or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Lender) approved as its Classification Society, at the request of the Borrower.
CME Term SOFR means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) (before any correction, recalculation or republication by the administrator) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

Commitment means the amount specified as such in Schedule 1 (The original parties) to the extent not cancelled or reduced under this Agreement.
Compliance Certificate means a certificate in the form set out in Schedule 6 (Form of Compliance Certificate) or in any other form agreed between the Parent and the Lender.
Confidential Information means all information relating to an Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(a)    information that:
(i)    is or becomes public information other than as a direct or indirect result of any breach by the Lender of clause 41 (Confidential Information); or
(ii)    is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iii)    is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (i) or (ii) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(b)    any Funding Rate.
Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent and conditions subsequent).
Default means an Event of Default or any event or circumstance specified in clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Delegate means any delegate, agent or attorney appointed by the Lender.
Disruption Event means either or both of:

(a)    a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)    the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)    from performing its payment obligations under the Finance Documents; or
(ii)    from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Earnings means, in relation to a person, all money at any time payable to that person for or in relation to the use or operation of the Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from the Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
Environmental Claims means:
(a)    enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or
(b)    any claim made by any other person relating to a Spill.
Environmental Incident means any Spill from any vessel in circumstances where:
(a)    any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or
(b)    any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.
Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
Event of Default means any event or circumstance specified as such in clause 28 (Events of Default).
Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).
Facility Period means the period from and including the date of this Agreement to and including the date on which the Commitment has reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.
Fair Market Value means, at any time, the amount in dollars which, at that time, is the market value of the Ship as determined by a valuation provided by an Approved Valuer in each case as most recently determined in accordance with this Agreement.
FATCA means:
(a)    sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations;
(b)    any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)    any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Fee Letter means any letter or letters dated on or about the date of this Agreement between the Lender and the Borrower setting out any of the fees referred to in clause 12 (Fees) and includes any agreement setting out any fees payable to the Lender under any other Finance Document.
Final Repayment Date means, for the Loan, subject to clause 34.3 (Business Days), the date falling on the fifth anniversary of the Utilisation Date relating to the Loan.
Finance Documents means this Agreement, any Fee Letter, the Security Documents and any other document designated as such by the Lender and the Borrower.

Financial Indebtedness means any indebtedness for or in respect of:
(a)    moneys borrowed and debit balances at banks or other financial institutions;
(b)    any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)    any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)    the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, as applicable, be treated as a finance or capital lease;
(e)    receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under GAAP, as applicable);
(f)    any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
(g)    any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)    any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP);
(i)    any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (b) the agreement is in respect of the supply of assets or services and payment is due more than one hundred eighty (180) days after the date of supply;
(j)    any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and
(k)    the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
Financial Year means the annual accounting period of the Group ending on or about the Accounting Reference Date in each year.

First Repayment Date for the Loan means the date falling three (3) Months after the Utilisation Date for the Loan.
Flag State means the country specified in respect of the Ship in Schedule 2 (Ship information) or such other state or territory as may be approved in advance, at the request of the Borrower, as being the "Flag State" of the Ship for the purposes of the Finance Documents.
Fleet Vessel means the Ship and any other vessel owned, operated, managed or crewed by any Group Member.
Funding Rate means any individual rate notified by the Lender to the Borrower pursuant to paragraph (a)(ii) of clause 11.3 (Cost of funds).
GAAP means generally accepted accounting principles in the US, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
General Assignment means a first priority assignment of (inter alia) the rights of the Borrower which is the owner of the Ship under and to:
(a)    all Insurances and Requisition Compensation relating to that Ship;
(b)    all Earnings and Charter Documents for the Ship,
which assignment is (or is to be) granted by the Borrower in favour of the Lender in the agreed form.
Group means the Parent, each other Guarantor, the Borrower and any of their respective Subsidiaries for the time being and, for the purposes of clause 20.3 (Financial statements), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.
Group Member means any Obligor and any other entity which is part of the Group.
Guarantor means each company described as such in Schedule 1 (The original parties).
Historic CME Term SOFR means, in relation to the Loan or any part of the Loan, the most recent applicable CME Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three (3) US Government Securities Business Days before the Quotation Day.
Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Increased Costs has the meaning given to that term in paragraph (c) of clause 14.1 (Increased costs).
Indemnified Person means:
(a)    the Lender, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;
(b)    each Affiliate of those persons; and
(c)    any officers, directors, employees, advisers, representatives or agents of any of the above persons.
Insurance Notice means a notice of assignment of Insurances in the form scheduled to the relevant General Assignment or in another approved form.
Insurances means:
(a)    all policies and contracts of insurance and reinsurance; and
(b)    all entries in a protection and indemnity or war risks or other mutual insurance association in the name of the Borrower (as owner of the Ship) or in the joint names of its owner and any other person in respect of or in connection with the Ship and/or its owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).
Intercompany Charter means, in relation to the Ship, the time charter party dated 1 May 2024 entered into between the Borrower, as owner, and Pangaea Logistics Solutions (BVI) Ltd. as charterer
Interest Period means, in relation to the Loan (or any part of the Loan), each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).
Interpolated CME Term SOFR means in relation to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as CME Term SOFR) which results from interpolating on a linear basis between:
(a)        the applicable CME Term SOFR (on the Quotation Day) for the longest period (for which CME Term SOFR is available) which is less than the Interest Period of the Loan or Unpaid Sum; and
(b)        the applicable CME Term SOFR (on the Quotation Day) for the shortest period (for which CME Term SOFR is available) which exceeds the Interest Period of the Loan or Unpaid Sum.
Interpolated Historic CME Term SOFR means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as CME Term SOFR) which results from interpolating on a linear basis between:

(a)        either:
(i)        the most recent applicable CME Term SOFR (as of a day which is not more than three (3) US Government Securities Business Days before the Quotation Day) for the longest period (for which CME Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or
(ii)        if no such CME Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, the most recent SOFR for a day which is no more than five (5) US Government Securities Business Days (and no less than two (2) US Government Securities Business Days) before the Quotation Day; and
(b)    the most recent applicable CME Term SOFR (as of a day which is not more than three (3) US Government Securities Business Days before the Quotation Day) for the shortest period (for which CME Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.
Last Availability Date means 10 August 2024 (or such later date as may be approved).
Legal Opinion means any legal opinion delivered to the Lender under clause 4 (Conditions of Utilisation).
Legal Reservations means:
(a)    the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)    the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984; and
(c)    the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim.
Lender means:
(a)    the entity listed in Schedule 1 (The original parties) as the Lender; and
(b)    any bank, financial institution, trust, fund or other entity which has become a Party as the Lender in accordance with clause 29 (Changes to the Lender), which in each case has not ceased to be the Lender in accordance with the terms of this Agreement.

Loan means the principal amount of the Utilisation made or to be made under the Facility or the part of the principal amount thereof which is outstanding for the time being.
Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.
Loss Payable Clauses means the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the General Assignment or in another approved form.
Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.
Major Casualty Amount means the amount specified as such in Schedule 2 (Ship information) or the equivalent in any other currency.
Manager’s Undertaking means an undertaking granted or to be granted by each Approved Manager which is a ship manager in respect of the commercial and/or technical management of the Ship in favour of the Lender in the agreed form (collectively the Managers’ Undertakings).
Margin means 1.90% per annum.
Market Disruption Rate means the Reference Rate.
Material Adverse Effect means, in the reasonable opinion of the Lender, a material adverse effect on:
(a)    the business, operations, property, condition (financial or otherwise), performance or prospects of an Obligor; or
(b)    the ability of an Obligor to perform its obligations under the Finance Documents; or
(c)    the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)    (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);
(b)    if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)    if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
Mortgage means a first mortgage of the Ship in the agreed form by the Borrower in favour of the Lender (together the Mortgages).
Mortgage Period means the period from the date the Mortgage over the Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, the Ship’s Total Loss Date.
New Lender has the meaning given to that term in clause 29 (Changes to the Lender).
Obligor means each Original Obligor and each other person who becomes a party to the Finance Documents after the original date thereof in each case (other than the Lender) and Obligors means all of them.
Original Financial Statements means the consolidated audited financial statements of the Parent for the three (3) Financial Years ended 2021, 2022 and 2023.
Original Jurisdiction means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.
Original Obligor means each party to this Agreement and the Original Security Documents (other than the Lender).
Original Security Documents means:
(a)    the Mortgage;
(b)    the General Assignment
(c)    the Share Security; and
(d)    the Manager’s Undertaking.
Parent means Pangaea Logistics Solutions Ltd., a company incorporated in Bermuda with registration number 49020 of 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda, being one of the Guarantors and also the indirect owner of 100% of the issued share capital of the Borrower.
Party means a party to this Agreement.
Permitted Maritime Liens means:

(a)    unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount;
(b)    any lien on the Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading in accordance with first class ownership and management practice;
(c)    any lien on the Ship for salvage; and
(d)    any lien arising in the ordinary course of operation, maintenance or other business or by statute or operation of law and not as a result of any default or omission by the Borrower and in respect of amounts not yet due and payable or for which adequate reserves have been made or an adequate bond has been provided, so long there is no material risk of the sale, seizure, detention, forfeiture or loss of the Ship.
Permitted Security Interests means any Security Interest over the Ship which is:
(a)    granted by the Finance Documents; or
(b)    a Permitted Maritime Lien; or
(c)    approved by the Lender.
Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.
Prohibited Person means a person that is:
(a)    listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;
(b)    located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or
(c)    otherwise a target of Sanctions (namely a person with whom a US person or other national under the jurisdiction of a Sanctions Authority would be prohibited or restricted by any law relating to Sanctions from engaging in trade, business or other activities contrary to such Sanctions)
Quasi-Security has the meaning given to that term in clause 23.2 (General negative pledge).
Quotation Day means, in relation to any period for which an interest rate is to be determined, two (2) US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day shall be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one (1) day, the Quotation Day will be the last of those days)).
Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.
Reference Rate means, in relation to the Loan, either:
(a)    the applicable CME Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan; or
(b)    as otherwise determined pursuant to clause 11.1 (Unavailability of CME Term SOFR), and if, in any such case, that rate is less than zero, the Reference Rate shall be deemed to be zero.
Registry means such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the Ship, the Borrower’s title to the Ship and the Mortgage under the laws of its Flag State.
Relevant Documents has the meaning given to that term in Schedule 3, Part 1, paragraph 1(b)(i) (Original Obligors’ corporate documents).
Relevant Jurisdiction means, in relation to an Obligor:
(a)    its Original Jurisdiction;
(b)    any jurisdiction where any Charged Property owned by it is situated;
(c)    any jurisdiction where it conducts its business; and
(d)    any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Repayment Date means:
(a)    the First Repayment Date;
(b)    each of the subsequent dates, each being the numerically corresponding date of the Utilisation Date in the calendar month (or, if there is none, the last Business Day in that calendar month), falling at intervals of approximately three (3) Months thereafter up to but not including the Final Repayment Date; and
(c)    the Final Repayment Date.

Repeating Representations means each of the representations set out in clauses 19.2 (Status) to clause 19.35 (Anti-social Forces and Violent Demands) save for the Ship Representations and the representations set out in clauses 19.13 (No Insolvency), 19.14 (No filing or stamp taxes), 19.15 (Deduction of Tax), and 19.20 (No Default).
Requisition Compensation means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Ship.
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
Sanctions means the laws, regulations, embargoes or restrictive measures in each case relating to economic sanctions administered, enacted or enforced by any Sanctions Authority (whether or not any Obligor is legally bound to comply with such laws, regulations, embargoes or measures).
Sanctions Authority means any of:
(a)    the United States federal government; or
(b)    the United Nations; or
(c)    the United Kingdom; or
(d)    Japan; or
(e)    Singapore; or
(f)    the European Union or any member state thereof.
Sanctions List means:
(a)    the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Asset Control of the US Department of the Treasury:
(b)    the Consolidated list of Financial Sanctions targets and the Investment Ban List maintained by HM Treasury of the United Kingdom;
(c)    the List of Economic Sanctions and Affected Persons (経済制裁措置及び対象者リスト) maintained by the Ministry of Finance of Japan; or
(d)    any similar list maintained by, or public announcement of a similar Sanction designation made by, any other Sanctions Authority in existence as of the date hereof, as such list or designation may be updated from time to time.

Secured Obligations means all indebtedness and obligations at any time of any Obligor to the Lender under, or related to, the Finance Documents.
Security Documents means:
(a)    the Original Security Documents;
(b)    any other document as may be executed to guarantee and/or secure any amounts owing to the Lender under this Agreement or any other Finance Document.
Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Value means, at any time, the amount in dollars which, at that time, is the value of the Ship (provided that it has not, prior to that time, become a Total Loss) and any additional ship security provided pursuant to clause 27, in each case as determined by valuations provided by the Approved Valuers under clause 27 (Loan to value covenant).
Share Security means, in relation to the Borrower, the document constituting a first Security Interest by Bulk Fleet Bermuda in favour of the Lender in the agreed form in respect of all of the shares in the Borrower.
Ship Representations means each of the representations and warranties set out in clauses 19.32 (Ship status) and 19.33 (Ship’s employment).
Ship means the ship described in Schedule 2 (Ship information).
SOFR means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.
Subordinated Obligations means all of the liabilities and obligations of the Borrower (or any one of them) to any Guarantor or any other Group Member or Affiliate of any kind, whether actual or contingent, present or future, and whether incurred alone or jointly or jointly and severally with any other person and in whatever currency, including (without limitation) interest, commission and all other charges and expenses.
Subsidiary of a person means any other person;

(a)    directly or indirectly controlled by such person.
(b)    of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50%, and a person is a "wholly-owned Subsidiary" of another person if it has no members except that other person and that other person’s wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Total Loss means, in relation to a vessel, its:
(a)    actual, constructive, compromised or arranged total loss; or
(b)    requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)    hijacking, theft, condemnation, capture, seizure, arrest or detention for more than thirty (30) days.
Total Loss Date means, in relation to the Total Loss of a vessel:
(a)    in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;
(b)    in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)    the date notice of abandonment of the vessel is given to its insurers; or
(ii)    if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)    the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;
(c)    in the case of a requisition for title, confiscation or compulsory acquisition, thirty (30) days after the date it happened; and
(d)    in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date thirty (30) days after the date upon which it happened.
Total Loss Repayment Date means, where the Ship has become a Total Loss, the earlier of:
(a)    the date one hundred and twenty (120) days after its Total Loss Date; and

(b)    the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.
Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.
Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
US means the United States of America.
US Government Securities Business Day means any day other than:
(a)    a Saturday or a Sunday; and
(b)    a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
Utilisation means the making of the Loan.
Utilisation Date means the date on which the single Utilisation permitted under this Agreement is to be made.
Utilisation Request means the single utilisation notice permitted under this Agreement which shall be substantially in the form set out in Schedule 4 (Utilisation Request).
VAT means:
(a)    any value added tax imposed by the Value Added Tax Act 1994;
(b)    any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)    any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

Violent Demand means any of the following acts:
(a)    violent demand;
(b)    unreasonable demand beyond the limit permissible under the applicable laws and regulations;
(c)    threatening words and deeds or violence in relation to a transaction with the Lender;
(d)    injury to the reputation of the Lender or interference with their business by spreading a rumour, or using a fraudulent means or unlawful influence; or
(e)    any act similar to any of the above.
Write-down and Conversion Powers means:
(a)    in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and
(b)    in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:
(i)    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)    any similar or analogous powers under that Bail-In Legislation; and
(c)    in relation to the UK Bail-In Legislation any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Construction

(a)    Unless a contrary indication appears, a reference in any of the Finance Documents to:
(i)    Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;
(ii)    a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;
(iii)    words importing the plural shall include the singular and vice versa;
(iv)    a time of day are to the time in Tokyo, Japan;
(v)    any person includes its successors in title, permitted assignees or transferees;
(vi)    a document in agreed form means:
(A)    where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;
(B)    prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Lender and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Lender;
(vii)    approved means approved in writing by the Lender (on such conditions as the Lender may impose) and approval and approve shall be construed accordingly;
(viii)    assets includes present and future properties, revenues and rights of every description;
(ix)    charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;
(x)    control of an entity means:
(A)    the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)    cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that entity; or
(2)    appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(3)    give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or
(B)    the holding beneficially of more than 50% of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);
and controlled shall be construed accordingly;
(xi)    the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one (1) transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;
(xii)    the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount as conclusively determined by the Lender acting reasonably (with the relevant exchange rate of any such purchase being the Lender’s spot rate of exchange);
(xiii)    a government entity means any government, state or agency of a state;
(xiv)    a guarantee means (other than in clause 18 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(xv)    indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xvi)    an obligation means any duty, obligation or liability of any kind;

(xvii)    something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);
(xviii)    pay or repay in clause 23 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;
(xix)    a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(xx)    a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to the Lender, includes (without limitation) any Basel II Regulation or Basel III Regulation applicable to the Lender or its Affiliates;
(xxi)    right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;
(xxii)    trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxiii)    (i) the liquidation, winding up, dissolution, or administration of a person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;
(xxiv)    a provision of law is a reference to that provision as amended or re-enacted; and
(xxv)    the Lender’s “cost of funds” in relation to its participation in a Loan (or any relevant part of it) is a reference to the cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that Loan (or any relevant part of it) for a period equal in length to the Interest Period for that Loan (or the relevant part of it).

(b)    The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)    Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.
(d)    Section, clause and Schedule headings are for ease of reference only.
(e)    Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(f)    A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.
1.3    Currency symbols and definitions
$, USD and dollars denote the lawful currency of the United States of America.
1.4    Third party rights
(a)    Unless expressly provided to the contrary in a Finance Document for the benefit of the Lender or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.
(b)    Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).
(c)    An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through the Lender and if and to the extent and in such manner as the Lender may determine.
1.5    Finance Documents
Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.6    Conflict of documents
The terms of any other Finance Document (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any other Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.
1.7    Information Services
A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(a)    any replacement page of that information service which displays that rate; and
(b)    the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Borrower.

1

Section 2 -  The Facility
2    The Facility
2.1    The Facility
Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in an amount up to the Commitment shown in Schedule 1 (The original parties) for the Ship.
2.2    Borrower’s rights and obligations
(a)    The obligations of the Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in part.
(b)    If any discharge, release or arrangement (whether in respect of any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrower under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.
3    Purpose
3.1    Purpose
The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause 3.
3.2    Refinancing of indebtedness
The Commitment shall be made available solely for the purpose of assisting the Borrower in financing existing indebtedness in relation to the Ship.
3.3    Monitoring
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4    Conditions of Utilisation
4.1    Initial conditions precedent

The Lender shall receive all of the documents and other evidence listed in Part 1 (Initial conditions precedent) of Schedule 3 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Lender prior to the submission of the Utilisation Request under this Agreement.
4.2    Utilisation conditions precedent
The Lender will only be obliged to comply with clause 5.4 (Lender’s obligation to lend) and pay the proceeds of the applicable Loan in accordance with the provisions of the Utilisation Request on the proposed Utilisation Date if:
(a)    no later than two (2) Business Days prior to such proposed Utilisation Date, the Lender, or its duly authorised representative, has received all of the documents and other evidence listed in Part 2 (Utilisation conditions precedent) of Schedule 3 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Lender;
(b)    on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation; and
(c)    on the date of the Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 19 (Representations) are true.
4.3    Conditions subsequent
The Borrower shall provide all of the documents and other evidence listed in Part 3 (Conditions subsequent) of Schedule 3 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Lender following the Utilisation Date and in accordance with the timelines stipulated thereunder.
4.4    Waiver of conditions precedent
The conditions in this clause 4 are inserted solely for the benefit of the Lender and may be waived by it in whole or in part and with or without conditions.
Section 3 -

Utilisation
5    Utilisation
5.1    Delivery of the Utilisation Request
The Borrower may utilise the Facility by a single Utilisation only, by delivery to the Lender of a duly completed Utilisation Request not later than 10:00 a.m. (Japan time) five (5) Business Days before the proposed Utilisation Date for the Loan.
5.2    Completion of the Utilisation Request
The single permitted Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)    the proposed Utilisation Date is a Business Day falling on or before the Last Availability Date;
(b)    the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount); and
(c)    it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).
5.3    Currency and amount
(a)    The currency specified in a Utilisation Request must be dollars.
(b)    The amount of the proposed Utilisation must not exceed an amount in dollars which is equal to the lower of:
(i)    70% of the Fair Market Value of the Ship determined for this purpose pursuant to Schedule 3, Part 1, paragraph 8 (Value of security); and
(ii)    the available Commitment.
5.4    Lender’s obligation to lend
If the conditions set out in this Agreement have been met, the Lender shall make the Loan available on the Utilisation Date in the amount and to the account stipulated in the Utilisation Request.
Section 4 -

Repayment, Prepayment and Cancellation
6    Repayment
6.1    Repayment
The Borrower shall on each Repayment Date repay such part of the Loan as is required to be repaid on that Repayment Date by clause 6.2 (Scheduled repayment of Facility).
6.2    Scheduled repayment of Facility
(a)    To the extent not previously reduced by operation of clause 6.3 (Adjustment of scheduled repayments), the Loan shall be repaid by instalments on each Repayment Date by the amount specified in the applicable row of the second column in the table set forth in Schedule 5 (Repayment Schedule).
(b)    On the Final Repayment Date (without prejudice to any other provision of this Agreement) the Borrower shall repay the outstanding Loan in full (including the Balloon), together with all other amounts owing under the Finance Documents.
6.3    Adjustment of scheduled repayments
(a)    If the Commitment is partially reduced under this Agreement and/or less than the maximum available Commitment set out in Schedule 1 (The original parties) is drawn down by the Borrower, the Lender shall provide to the Borrower (with a copy to the Guarantors) a revised repayment schedule (prepared on the same basis as the preceding repayment schedule, but with a reduction pro rata of all repayment instalments and the Balloon, if applicable) which shall then be substituted for the repayment schedule set forth in Schedule 5 and shall be immediately effective in substitution for that preceding repayment schedule, subject only to the correction of any manifest error.
(b)    If there is a partial prepayment of the Loan by the Borrower (other than under clause 6.2 (Scheduled repayment of Facility)) before any Repayment Date (each a Reduction), then the Lender shall provide to the Borrower (with a copy to the Guarantors) a revised repayment schedule (prepared on the same basis as the preceding repayment schedule, but with a reduction first of the Balloon and thereafter of future repayment instalments in the inverse order of their respective due dates) which shall then be substituted for the repayment schedule set forth in Schedule 5 (Repayment Schedule) and shall be immediately effective in substitution for the preceding repayment schedule, subject only to the correction of any manifest error.
7    Illegality, prepayment and cancellation

7.1    Illegality
If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it becomes unlawful for any Affiliate of the Lender to do so:
(a)    upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and
(b)    the Borrower shall repay the Loan on the last day of the Interest Period which is then current at the time when the Lender issues a notice to the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Lender’s Commitment shall be cancelled in the amount repaid.
7.2    No voluntary cancellation
The Borrower may not cancel the whole or any part of the Commitment.
7.3    Voluntary prepayment; prepayment fee
(a)    The Borrower may, if it gives the Lender not less than ten (10) Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000 and a multiple of $500,000), on the last day of an Interest Period in respect of the amount to be prepaid.
(b)    If there is any prepayment of the Loan under this Agreement:
(i)    on or before the first anniversary of the Utilisation Date in respect of the Loan, the Borrower shall also pay to the Lender an amount equal to 1.5% of the relevant part of the Loan prepaid;
(ii)    after the first anniversary of the Utilisation Date in respect of the Loan but on or before the second anniversary, the Borrower shall also pay to the Lender an amount equal to 1.0% of the relevant part of the Loan prepaid; and
(iii)    after the second anniversary of the Utilisation Date in respect of the Loan but on or before the third anniversary, the Borrower shall also pay to the Lender an amount equal to 0.25% of the relevant part of the Loan prepaid, in each case as a prepayment fee on the day of such prepayment. For the avoidance of doubt such prepayment fee shall not apply with respect to any prepayment of the Loan at any time after the third anniversary of the Utilisation Date.

(c)    All prepayments made under this Agreement shall be applied first in or towards prepayment of the Balloon and then against future repayment instalments in inverse chronological order of the scheduled due date for each applicable repayment instalment under clause 6.2 (Scheduled repayment of Facility).
7.4    Sale or Total Loss
(a)    If the Ship becomes a Total Loss or is sold before the Commitment has become available for borrowing under this Agreement, the Commitment shall immediately be reduced to zero.
(b)    On the Total Loss Repayment Date the Borrower shall prepay the Loan in full, together with all other amounts then owing to the Lender under the Finance Documents.
(c)    Where the Lender has given its consent to the sale of the Ship by the Borrower, the Borrower shall (on the date upon which that sale is completed) prepay the Loan in full, together with all other amounts then owing to the Lender under the Finance Documents.
7.5    Automatic cancellation
Any part of the Commitment which has not been drawn down by the Last Availability Date shall be automatically cancelled at close of business in Japan on the Last Availability Date.
8    Restrictions
8.1    Notices of cancellation and prepayment
Any notice of cancellation or prepayment given by any Party under clause 7 (Illegality, prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
8.2    Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and any prepayment fee payable pursuant to clause 7.3 (Voluntary prepayment; prepayment fee), without premium or penalty.
8.3    No re-borrowing
The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.
8.4    Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
8.5    No reinstatement of Commitment
No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.
Section 5 -

Costs of Utilisation
9    Interest
9.1    Calculation of interest
The rate of interest on the Loan (or any relevant part of it for which there is a separate Interest Period) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)    Margin; and
(b)    the Reference Rate on the Quotation Day for the relevant Interest Period.
9.2    Payment of interest
The Borrower shall pay accrued interest on the Loan (or any relevant part of it) on the last day of each Interest Period.
9.3    Default interest
(a)    If an Obligor fails to pay any amount payable by it under a Finance Document to the Lender on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the applicable Loan for successive Interest Periods.
(b)    Any interest accruing under this clause 9.3 shall be immediately payable by the Obligor on demand by the Lender.
(c)    If any overdue amount consists of all or part of a Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to that Loan or the relevant part of it:
(i)    the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan or the relevant part of it; and
(ii)    the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.
(d)    Default interest payable under this clause 9.3 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4    Notification of rates of interest
(a)    The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.
(b)    The Lender shall promptly notify the Borrower of each Funding Rate relating to the Loan (or any relevant part of it).
10    Interest Periods
10.1    Interest Periods
(a)    Subject to paragraphs (b) and (c) and to clause 10.2 (Non-Business Days) below, each Interest Period for the Loan shall have a duration of three (3) Months.
(b)    No Interest Period shall extend beyond the Final Repayment Date.
(c)    The first Interest Period for the Loan shall start on (and include) the Utilisation Date and shall end on (but exclude) the First Repayment Date and each subsequent Interest Period shall start on (and include) the last day of its preceding Interest Period and end on (but exclude) the next following Repayment Date.
10.2    Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11    Changes to the calculation of interest
11.1    Unavailability of CME Term SOFR
(a)    Interpolated CME Term SOFR: If no CME Term SOFR is available for an Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated CME Term SOFR for a period equal in length to that Interest Period.
(b)    Historic Term SOFR: If no CME Term SOFR is available for an Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated CME Term SOFR, the applicable Reference Rate shall be the Historic CME Term SOFR for the Loan or that part of the Loan.
(c)    Interpolated Historic CME Term SOFR: If paragraph (b)above applies but no Historic CME Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable

Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.
(d)    Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic CME Term SOFR, clause 11.3 (Cost of funds) shall apply to that Loan for that Interest Period.
11.2    Market disruption
If before 17:00 in Tokyo on the Business Day following the Quotation Day for an Interest Period the Lender notifies the Borrower that its cost of funds relating to the Loan or any part of it would be in excess of the Market Disruption Rate then clause 11.3 (Cost of funds) shall apply to the Loan or relevant part of it for the relevant Interest Period.
11.3    Cost of funds
(a)    If this clause 11.3 (Cost of funds) applies to the Loan for any Interest Period, clause 9.1 (Calculation of interest) shall not apply for that Interest Period and the rate of interest for that Interest Period shall be the percentage rate per annum which is the sum of:
(i)    the Margin;
(ii)    the rate notified to the Borrower by the Lender as soon as practicable, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select.
(b)    If this clause 11.3 (Cost of funds) applies and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)    Any alternative basis agreed pursuant to paragraph (b) above shall be binding on all Parties, and in all other circumstances the rate determined pursuant to paragraph (a) above will continue until otherwise agreed by the Parties.
(d)    If this clause 11.3 (Cost of funds) applies pursuant to clause 11.2 (Market disruption) and:
(i)    the Lender's Funding Rate is less than the relevant Market Disruption Rate; or
(ii)    the Lender does not supply a quotation pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in a Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

(e)    If the Lender and the Borrower fail to agree in writing on a substitute basis for determining the rate of interest within thirty (30) days pursuant to paragraph (b) above, the Borrower shall immediately prepay the applicable Loan, together with any Break Costs.
11.4    Notification to the Borrower
If clause 11.3 (Cost of funds) applies, the Lender shall, as soon as is practicable, notify the Borrower.
11.5    Break Costs
(a)    The Borrower shall, within five (5) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or any relevant part of it or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or that relevant part of it or Unpaid Sum.
(b)    The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.6    Changes to the Reference Rate
(a)    If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:
(i)    providing for the use of a Replacement Reference Rate in place of that Published Rate; and
(ii)
(A)    aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)    enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)    implementing market conventions applicable to that Replacement Reference Rate;
(D)    providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)    adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Obligors.
(b)    In this clause 11.6:
Published Rate means:
(i)    the CME Term SOFR; or
(ii)    SOFR
Published Rate Replacement Event means, in relation to a Published Rate:
(i)    the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender, materially changed;
(ii)
(A)
(1)    the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(2)    information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(B)    the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(1)    the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(2)    the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(iii)    the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary; or
(iv)    in the opinion of the Lender, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
Replacement Reference Rate means a reference rate which is:
(i)    formally designated, nominated or recommended as the replacement for a Published Rate by:
(A)    the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(B)    any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (B) above;
(ii)    in the opinion of the Lender, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(iii)    in the opinion of the Lender, an appropriate successor to a Published Rate.
12    Fees
12.1    Arrangement fee
The Borrower shall pay to the Lender the arrangement fee in the amount and at the time agreed in the Fee Letter.

Section 6 -

Additional Payment Obligations
13    Tax gross-up and indemnities
13.1    Definitions
(a)    In this Agreement:
Protected Party means the Lender or, in relation to clause 15.4 (Indemnity concerning security) and clause 15.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to the Lender under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax indemnity).
(b)    Unless a contrary indication appears, in this clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
13.2    Tax gross-up
(a)    Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)    The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.
(c)    If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)    If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)    Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
13.3    Tax indemnity
(a)    Each Obligor who is a Party shall (within three (3) Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)    Paragraph (a) above shall not apply:
(i)    with respect to any Tax assessed on the Lender:
(A)    under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(B)    under the law of the jurisdiction in which the Lender is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(ii)    to the extent a loss, liability or cost:
(A)    is compensated for by an increased payment under clause 13.2 (Tax gross-up); or
(B)    relates to a FATCA Deduction required to be made by a Party.
(c)    If a Protected Party makes, or intends to make a claim under paragraph (a) above, the Lender shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.
13.4    Indemnities on after Tax basis
(a)    If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.
(b)    If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.
(c)    For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.
13.5    Tax Credit
If an Obligor makes a Tax Payment and the Lender determines that:
(a)    a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)    the Lender has obtained and utilised that Tax Credit,
the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
13.6    Stamp taxes
The Borrower shall pay and, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
13.7    Value added tax

(a)    All amounts expressed in a Finance Document to be payable by any party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly if VAT is or becomes chargeable on any supply made by the Lender to any party under a Finance Document, and the Lender is required to account to the relevant tax authority for the VAT, that party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that party).
(b)    Where a Finance Document requires any party to it to reimburse or indemnify the Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(c)    Any reference in this clause 13.7 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
(d)    In relation to any supply made by the Lender to any party under a Finance Document, if reasonably requested by the Lender, that party must promptly provide the Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.
13.8    FATCA Information
(a)    Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)    confirm to that other Party whether it is:
(A)    a FATCA Exempt Party; or
(B)    not a FATCA Exempt Party; and
(ii)    supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)    supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.
(b)    If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)    Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:
(i)    any law or regulation;
(ii)    any fiduciary duty; or
(iii)    any duty of confidentiality.
(d)    If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
13.9    FATCA Deduction
(a)    Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)    Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Lender.
14    Increased Costs
14.1    Increased costs
(a)    Subject to clause 14.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Cost incurred by the Lender or any of its Affiliates which arises as a result of:

(i)    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)    compliance with any law or regulation made,
in each case, after the date this Agreement; or
(iii)    the implementation, application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III, Basel IV or CRD IV, or any law or regulation that implements or applies the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III, Basel IV or CRD IV, regardless of the date enacted or adopted or implemented.
(b)    In this Agreement:
(i)    Dodd-Frank Wall Street Reform and Consumer Protection Act means 12 U.S. Code § 5301, et seq.;
(ii)    Basel III means:
(A)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(B)    the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)    any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
(iii)    Basel IV means any amendment, replacement, or refinement of Basel III or any other statutory scheme known or to be known as “Basel IV”;
(iv)    CRD IV means:
(A)    Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(B)    Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and
(C)    any other law or regulation which implements Basel III.
(c)    In this Agreement Increased Costs means:
(i)    a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;
(ii)    an additional or increased cost; or
(iii)    a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.
14.2    Increased cost claims
(a)    If the Lender intends to make a claim pursuant to clause 14.1 (Increased costs) it shall promptly notify the Borrower.
(b)    The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.
14.3    Exceptions
(a)    Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)    attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)    compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 13.3 (Tax indemnity) applied); or
(iii)    attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
(b)    In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).
15    Other indemnities

15.1    Currency indemnity
(a)    If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)    making or filing a claim or proof against that Obligor; and/or
(ii)    obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, within three (3) Business Days of demand by the Lender, indemnify the Lender against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)    Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2    Other indemnities
The Borrower shall (or shall procure that another Obligor will), within three (3) Business Days of demand by the Lender, indemnify the Lender against any and all Losses incurred by the Lender as a result of:
(a)    the occurrence of any Default;
(b)    a failure by an Obligor to pay any amount due under a Finance Document on its due date;
(c)    funding, or making arrangements to fund, a Utilisation requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or
(d)    the Loan (or a part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3    Indemnity to the Lender
The Borrower shall promptly indemnify the Lender against:
(a)    any and all Losses (together with any applicable VAT) incurred by the Lender (acting reasonably) as a result of:

(i)    investigating any event which it reasonably believes is a Default;
(ii)    acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)    instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(iv)    any action taken by the Lender or any of its representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents, and
(b)    any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Lender (otherwise than by reason of the Lender’s gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to clause 34.6 (Disruption to payment systems etc.) (notwithstanding the Lender’s negligence, gross negligence or any other category of liability whatsoever) but not including any claim based on the fraud of the Lender in acting as Lender under the Finance Documents.
15.4    Indemnity concerning security
The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:
(a)    any failure by the Borrower to comply with its obligations under clause 17 (Costs and expenses) or any similar provision in any other Finance Document;
(b)    acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(c)    the taking, holding, protection or enforcement of the Transaction Security;
(d)    the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the Lender’s, Receiver’s or Delegate’s gross negligence or wilful misconduct);
(e)    any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(f)    any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);
(g)    instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(h)    (in the case of the Lender, any Receiver and any Delegate) acting as Lender, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the Lender’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).
15.5    Continuation of indemnities
The indemnities by the Borrower in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by the Lender or the Borrower of the terms of this Agreement, the repayment or prepayment of any Loan, the cancellation of the Commitment or the repudiation by the Lender or the Borrower of this Agreement.
15.6    Third Parties Act
(a)    Each Indemnified Person may rely on the terms of clause 15.4 (Indemnity concerning security) and clauses 13 (Tax gross-up and indemnities) and 15.7 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(b)    Where an Indemnified Person (other than the Lender) (the Relevant Beneficiary) who is:
(i)    appointed by the Lender under the Finance Documents;
(ii)    an Affiliate of any such person or the Lender; or
(iii)    an officer, director, employee, adviser, representative or agent of any of the above persons or the Lender, is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:
(A)    the Borrower shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to the Lender a sum in the amount of that Third Party Claim;

(B)    payment of such sum to the Lender shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to pay the Third Party Claim to the Relevant Beneficiary; and
(C)    if Borrower pay the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to the Lender under sub-paragraph (A) above.
15.7    Interest
Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 15 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 9.3 (Default interest).
15.8    Exclusion of liability
Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 15.8 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
16    Mitigation by the Lender
16.1    Mitigation
(a)    The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 13 (Tax gross-up and indemnities) or clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate.
(b)    Clause 16.1(a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2    Limitation of liability

(a)    The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under clause 16.1 (Mitigation).
(b)    The Lender is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of the Lender, a Default has occurred and is continuing or to do so might be prejudicial to it.
17    Costs and expenses
17.1    Transaction expenses
The Borrower shall, promptly on demand, pay the Lender the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by it (and by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, registration and perfection and any release, discharge or reassignment of:
(a)    this Agreement and any other documents referred to in this Agreement and the Security Documents;
(b)    any other Finance Documents executed or proposed to be executed after the date of this Agreement, including without limitation any documents executed to provide additional security under clause 27 (Loan to value covenant); or
(c)    any Security Interest expressed or intended to be granted by a Finance Document.
17.2    Amendment costs
If:
(a)    an Obligor requests an amendment, waiver or consent; or
(b)    an amendment is required pursuant to clause 34.5 (Change of currency), the Borrower shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Lender (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
17.3    Enforcement, preservation and other costs
The Borrower shall, on demand by the Lender, pay to the Lender the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Lender in connection with:
(a)    the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights; or
(b)    any valuation carried out under clause 27 (Loan to value covenant) or any inspection carried out under clause 25.9 (Inspection and notice of dry-docking).
Section 7 -

Guarantee
18    Guarantee and indemnity
18.1    Guarantee and indemnity
Each Guarantor irrevocably and unconditionally and jointly and severally with each other Guarantor:
(a)    guarantees to the Lender punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;
(b)    undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it were the principal obligor; and
(c)    agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of another Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable by each Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 18.1 if the amount claimed had been recoverable on the basis of a guarantee.
18.2    Joint and several guarantee
(a)    The obligations of each Guarantor under this clause 18 are joint and several. Failure by a Guarantor to perform its obligations under this Agreement shall constitute a failure by all of the Guarantors.
(b)    Each Guarantor, irrevocably and unconditionally jointly and severally with each other Guarantor, agrees that it is responsible for the performance of the obligations of each other Obligor under the Finance Documents.
18.3    Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Obligors under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
18.4    Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
18.5    Waiver of defences
The obligations of each Guarantor under this clause 18 will not be affected by an act, omission, matter or thing (whether or not known to it or the Lender) which, but for this clause 18, would reduce, release or prejudice any of its obligations under this clause 18 including (without limitation):
(a)    any time, waiver or consent granted to, or composition with, any other Obligor or any other person;
(b)    the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor or person;
(c)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)    any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;
(e)    any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)    any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)    any insolvency or similar proceedings.
18.6    Guarantor intent
Without prejudice to the generality of clause 18.5 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.
18.7    Immediate recourse

Each Guarantor waives and undertakes to waive any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 18. This waiver and undertaking apply irrespective of any law or any provision of a Finance Document to the contrary.
18.8    Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:
(a)    refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)    hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of the Guarantors’ liability under this clause 18.
18.9    Deferral of Guarantors’ rights
(a)    Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 18:
(i)    to be indemnified by another Obligor;
(ii)    to claim any contribution from any other guarantor (including the Guarantors) of any Obligor’s obligations under the Finance Documents;
(iii)    to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;
(iv)    to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 18 (Guarantee and indemnity);
(v)    to exercise any right of set-off against any other Obligor; and/or
(vi)    to claim or prove as a creditor of any other Obligor in competition with the Lender.

(b)    If any Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Lender for application in accordance with clause 34 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.
18.10    Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.
18.11    Subordination of Subordinated Obligations
(a)    Each Guarantor agrees that it will not, nor will it permit any Group Member to, without the prior written consent of the Lender:
(i)    demand or, following the occurrence and during the continuation of an Event of Default, accept discharge (whether directly or from any third party) or accelerate payment of any of the Subordinated Obligations;
(ii)    demand, accept or claim any guarantee, indemnity or Security Interest from any person in respect of any of the Subordinated Obligations;
(iii)    create or permit to exist any Security Interest over, or otherwise dispose of, any of the Subordinated Obligations; or
(iv)    following the occurrence and during the continuation of an Event of Default, claim or exercise any right of set off or counterclaim against the Subordinated Obligations in respect of any liability now or in the future due or owing by that Guarantor or any Group Member, as the case may be, to the Borrower; or
(v)    commence any legal proceedings against any Obligor or take any action or step with a view to winding up any Obligor.
(b)    Each Guarantor agrees that, if the Borrower becomes subject to a winding up order or is wound up voluntarily:
(i)    that Guarantor will (promptly on request of the Lender but not otherwise) prove or, as applicable, procure that any relevant Group Member (promptly on request of the Lender but not otherwise) proves in the winding up of the Borrower in respect of the Subordinated Obligations and/or realise any security which (notwithstanding clause 18.11(a)(ii)) that Guarantor or Group Member may hold in respect of any of the Subordinated Obligations; and

(ii)    that Guarantor will immediately pay to the Lender in reduction of the Secured Obligations the amount of any distributions received or amounts set off by any Group Member in respect of any of the Subordinated Obligations or received by the Group Member from any guarantee, indemnity or Security Interest which (notwithstanding clause 18.11(a)(ii)) the Group Member may then hold for or in respect of any of the Subordinated Obligations.
(c)    Each Guarantor agrees that, if that Guarantor fails, when required by the Lender to do so pursuant to clause 18.11(b), to prove in the winding up of the Borrower, the Lender may prove in that winding up in the name and on behalf of that Guarantor.
(d)    Each Guarantor agrees that if, notwithstanding clause 18.11(a), that Guarantor or any Group Member receives any payment or distribution in respect of or on account of the Subordinated Obligations (including, without limitation, any proceeds of any guarantee, indemnity or Security Interest held by that Guarantor or any Group Member in respect of any of the Subordinated Obligations) at any time in breach of clause 18.11(a), that Guarantor will, and/or will cause the relevant Group Member to, pay that amount or distribution to the Lender for application towards reduction of the Secured Obligations. If any of the Subordinated Obligations is discharged by set off (notwithstanding Clause 18.11(a)(iv)) each applicable Guarantor will, and/or will cause the relevant Group Member to, immediately pay an amount equal to the amount discharged to the Lender for application towards reduction of the Secured Obligations.
(e)    The obligations of each Guarantor and the rights of the Lender under this clause 18.11 shall not be affected by any fluctuations in the amount of the Secured Obligations.
Section 8 -

Representations, Undertakings and Events of Default
19    Representations
19.1    Each Obligor who is a Party makes and repeats the representations and warranties set out in this clause 19 to the Lender at the times specified in clause 19.36 (Times when representations are made).
19.2    Status
(a)    Each Obligor is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.
(b)    Each Obligor has power and authority to own its assets and to carry on its business as it is now being conducted.
19.3    Binding obligations
Subject to the Legal Reservations:
(a)    the obligations expressed to be assumed by each Obligor in each Finance Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and
(b)    (without limiting the generality of paragraph (a) above) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.
19.4    Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents and the granting of the Transaction Security do not and will not conflict with:
(a)    any law or regulation applicable to any Obligor;
(b)    the Constitutional Documents of any Obligor or any other Group Member; or
(c)    any agreement or other instrument binding upon any Obligor or any other Group Member or any Obligor’s or any other Group Member’s assets or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Obligor’s or any other Group Member’s assets, rights or revenues.
19.5    Power and authority

(a)    Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.
(b)    No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which such Obligor is, or is to be, a party.
19.6    Validity and admissibility in evidence
(a)    All Authorisations required or desirable:
(i)    to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party;
(ii)    to make each Finance Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(iii)    to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents, have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 19.14 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.
(b)    All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect.
19.7    Governing law and enforcement
(a)    The choice of governing law of any Finance Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.
(b)    Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
19.8    No misleading information
(a)    Any factual information contained in the Information Package is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)    Any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.
(c)    The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.
(d)    No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.
(e)    All other written information provided by any Group Member (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.
(f)    For the purposes of this clause 19.8, Information Package means any information provided by any Obligor or any other Group Member to the Lender in connection with the Finance Documents or the transactions referred to in them.
19.9    Original Financial Statements
(a)    The Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)    The Original Financial Statements fairly present the financial condition as at the end of the relevant Financial Years and the results of operations of the relevant Obligors and the Group during the relevant Financial Years.
(c)    There has been no material adverse change in the assets, business or financial condition of any Obligor (or the assets, business or consolidated financial condition of the Group) since the date of the Original Financial Statements.
19.10    Pari passu ranking
Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.
19.11    Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion:
(a)    the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)    the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and
(c)    the Transaction Security will constitute perfected security on the assets described in the Security Documents.
19.12    Ownership of Charged Property
Each Obligor is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents and, in particular, the Borrower owns legally and beneficially the Ship.
19.13    No insolvency
No corporate action, legal proceeding or other procedure or step described in clause 28.9 (Insolvency proceedings) or creditors’ process described in clause 28.10 (Creditors’ process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 28.8 (Insolvency) applies to any Group Member.
19.14    No filing or stamp taxes
Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.
19.15    Deduction of Tax
No Obligor is required to make any Tax Deduction (as defined in clause 13.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party.
19.16    Tax compliance

(a)    No Obligor or other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.
(b)    No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or other Group Member with respect to Taxes such that a liability of, or claim against, any Obligor or other Group Member is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.
(c)    Each Obligor is resident for Tax purposes only in its Original Jurisdiction.
19.17    Other Tax matters
The execution or delivery or performance by any Party of the Finance Documents will not result in the Lender:
(a)    having any liability in respect of Tax in any Flag State;
(b)    having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of any Obligor.
19.18    Pension exposure
No Group Member is, or may be, liable to contribute funds to any form of pension scheme or similar arrangement (other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).
19.19    No other business
The Borrower is not engaging in any business other than the ownership and operation of the Ship.
19.20    No Default
(a)    No Default is continuing or might reasonably be expected to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
(b)    No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or other Group Member to which any

Obligor’s (or any other Group Member’s) assets are subject which might have a Material Adverse Effect.
19.21    No proceedings
(a)    No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor or any other Group Member.
(b)    No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been made against Obligor or any other Group Member.
19.22    No breach of laws
(a)    No Obligor or other Group Member has breached any law or regulation which breach might have a Material Adverse Effect.
(b)    No labour dispute is current or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which might have a Material Adverse Effect.
19.23    Environmental matters
(a)    No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated.
(b)    All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.
(c)    No Environmental Claim has been made or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), is threatened or pending against any Group Member or any Fleet Vessel and there has been no Environmental Incident which has given, or might give rise to such a claim.
19.24    Anti-corruption law
Each Group Member has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.25    Security and Financial Indebtedness
(a)    No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement. For the avoidance of doubt, Security Interests over any shares of any Subsidiary (other than the Borrower) granted by Bulk Fleet Bermuda under existing or future financing arrangements unrelated to this Agreement fall outside the scope of this clause.
(b)    No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.
19.26    Shares
(a)    The shares in the Borrower are fully paid and not subject to any option to purchase or similar rights.
(b)    The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)    There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).
19.27    Ownership of Obligors
The Borrower is a wholly-owned indirect Subsidiary of the Parent.
19.28    Accounting Reference Date
The Financial Year-end of each Obligor and other Group Member is the Accounting Reference Date.
19.29    No adverse consequences
(a)    It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
(i)    in order to enable the Lender to enforce its rights under any Finance Document to which it is, or is to be, a party; or
(ii)    by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document, that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

(b)    The Lender is not and will not be deemed to be, resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obligor by reason only of the execution, performance and/or enforcement of any Finance Document.
19.30    Copies of documents
The copies of the Constitutional Documents of the Obligors delivered to the Lender under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery.
19.31    No immunity
No Obligor or any of its assets is immune to any legal action or proceeding.
19.32    Ship status
The Ship will on the first day of the relevant Mortgage Period be:
(a)    registered provisionally in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)    operationally seaworthy and in every way fit for service;
(c)    classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society; and
(d)    insured in the manner required by the Finance Documents.
19.33    Ship’s employment
Except for the Intercompany Charter, the Ship shall on the first day of the relevant Mortgage Period be free of any charter commitment which, if entered into after that date, would require approval under the Finance Documents.
19.34    Sanctions
No Obligor, nor any of its directors, officers or employees nor, to the knowledge of the Obligors, any Group Member or any of their respective directors, officers or employees:
(a)
(i)    is a Prohibited Person;

(ii)    is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person; or
(iii)    owns or controls a Prohibited Person;
to the extent that any of the foregoing is a breach of Sanctions;
(b)    is otherwise in breach of Sanctions; or
(c)    has received notice of any formal claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.
19.35    Anti-social Forces and Violent Demands
(a)    Neither the Obligors nor any other Group Member falls under any of the paragraphs within the definition of Anti-social Forces.
(b)    The Obligors or any other Group Member, have not, or not caused any third party to, commit any Violent Demand.
19.36    Times when representations are made
(a)    All of the representations and warranties set out in this clause 19 (other than Ship Representations and as provided in paragraph (c) below) are deemed to be made on the dates of:
(i)    this Agreement;
(ii)    the Utilisation Request; and
(iii)    the Utilisation.
(b)    The Repeating Representations are deemed to be made on the first day of each Interest Period for each Loan.
(c)    All of the Ship Representations in relation to the Ship are deemed to be made on the first day of the Mortgage Period for the Ship.
(d)    Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
20    Information undertakings

20.1    Each Obligor who is a Party undertakes that this clause 20 will be complied with throughout the Facility Period.
20.2    In this clause 20:
Annual Financial Statements means the audited financial statements for a Financial Year of the Parent delivered pursuant to paragraph (a) of clause 20.3 (Financial statements).
Semi-annual Financial Statements means the unaudited financial statements for a financial half-year of the Parent delivered pursuant to paragraph (b) of clause 20.3 (Financial statements).
20.3    Financial statements
(a)    The Borrower shall supply to the Lender as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each Financial Year the audited consolidated financial statements of the Parent for that Financial Year.
(b)    The Borrower shall supply to the Lender as soon as the same become available, but in any event within forty-five (45) days after the end of each financial half-year of each of its Financial Years the unaudited consolidated financial statements of the Parent for that financial half-year.
(c)    The Borrower shall supply to the Lender, as soon as possible, but in no event later than forty-five (45) days after the end of each Financial Year of the Parent, a consolidated budget for the Parent (including profit and loss, balance sheet and cash flow statements together with a comparison against the previous Financial Year) in a format approved by the Lender which shows all anticipated income and expenditure (including all off-balance sheet and time-charter hire commitments) including, but not limited to, in respect of the Ship.
20.4    Requirements as to financial statements
(a)    The Borrower and the Parent shall procure that:
(i)    each set of Annual Financial Statements and Semi-annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement; and
(ii)    each set of Annual Financial Statements shall be audited by the Auditors.
(b)    Each set of financial statements delivered pursuant to clause 20.3 (Financial statements) shall:
(i)    be prepared in accordance with GAAP;
(ii)    fairly present, and be certified by a director of the relevant company as fairly presenting, its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements; and
(iii)    in the case of Annual Financial Statements, not be the subject of any qualification in the Auditors’ opinion.
(c)    The Borrower and the Parent shall procure that each set of financial statements delivered pursuant to clause 20.3 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower or the Parent notify the Lender that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Lender:
(i)    a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and
(ii)    sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether clause 21 (Financial covenants) and clause 27.9 (Loan to value ratio) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
(d)    Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
20.5    Year-end
The Borrower and the Parent shall procure that each Financial Year-end of each Obligor and each Group Member falls on the Accounting Reference Date.
20.6    Information: miscellaneous
The Borrower shall supply to the Lender:
(a)    at the same time as they are dispatched, copies of all documents dispatched by the Parent or any other Obligor to its creditors generally (or any class of them);

(b)    promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might have a Material Adverse Effect;
(c)    promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Group Member and which is reasonably likely to have a Material Adverse Effect;
(d)    promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and
(e)    promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as the Lender may reasonably request.
20.7    Sanctions
The Borrower shall promptly notify the Lender as soon as any Obligor becomes aware that any Obligor has received notice of any formal claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
20.8    Notification of Default
(a)    The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)    Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two (2) of its directors or senior officers of the Parent on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
20.9    “Know your customer” checks
If at any time the Lender (or any prospective new Lender) is obliged by law or its internal requirements to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21    Financial covenants
The Parent undertakes that this clause 21 will be complied with throughout the Facility Period.
21.1    Financial definitions
In this clause:
Cash Equivalents means:
(a)    securities issued or directly and fully guaranteed or insured by the US or any agency or instrumentality thereof (provided that the full faith and credit of the US is pledged in support thereof);
(b)    time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the US, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and
(c)    such other securities or instruments as the Lender may agree in writing;
and in respect of both (a) and (b) above, with a rating category of at least "A+" by S&P and "A" by Moody's (or the equivalent used by another rating agency approved by the Lender), and in each case having maturities of not more than ninety (90) days from the date of acquisition.
Consolidated Debt Service means, on a consolidated basis, the aggregate amount of principal and Consolidated Net Interest Expense paid or scheduled to be paid by the Parent and its Subsidiaries on the Consolidated Financial Indebtedness for the immediately preceding twelve month period.
Consolidated Debt Service Coverage Ratio means a fraction (expressed as a percentage, rounded up to the nearest tenth of a percent) where (a) the numerator is Consolidated EBITDA and (b) the denominator is Consolidated Debt Service.
Consolidated EBITDA means, for any accounting period, the net income of the Parent and its Subsidiaries on a consolidated basis for that accounting period:
(a)    plus, to the extent deducted in computing the consolidated net income of Bulk Partners Bermuda for that accounting period, the sum, without duplication, of:
(i)    all federal, state, local and foreign income taxes and tax distributions;
(ii)    Consolidated Net Interest Expense;

(iii)    depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business; and
(iv)    any drydocking expenses;
(b)    minus, to the extent added in computing the consolidated net income of the Parent and its Subsidiaries for that accounting period, any non-cash income or non-cash gains and any extraordinary gains on asset sales or otherwise not incurred in the ordinary course of business;
Consolidated Leverage Ratio means a fraction (expressed as a percentage, rounded up to the nearest tenth of a percent) where (a) the numerator is a number equal to the consolidated Financial Indebtedness of the Parent and its Subsidiaries and (b) the denominator is the Consolidated Net Worth for the Parent and its Subsidiaries.
Consolidated Liquidity means, on a consolidated basis at any time, the sum of (a) cash and (b) Cash Equivalents, in each case held by the Parent and its Subsidiaries on a freely available and unencumbered basis.
Consolidated Net Interest Expense means, on a consolidated basis, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing that are due from the Parent and its Subsidiaries during the relevant accounting period less interest income received, determined in accordance with GAAP and as shown in the statement of income for the Parent and its Subsidiaries;
Consolidated Net Worth means the total market adjusted equity of the Parent and its Subsidiaries on a consolidated basis.
21.2    Financial condition
The Parent shall ensure that:
(a)    the Consolidated Leverage Ratio is never more than 200%;
(b)    Consolidated Debt Service Coverage Ratio shall be not less than 115% (measured on a rolling four quarter basis and tested as of the last day of each financial quarter respectively);
(c)    Consolidated Liquidity, including all amounts on deposit with any bank, is not less than $18,000,000; and
(d)    Consolidated Net Worth shall be not less than $50,250,000.

21.3    Financial testing
The financial covenants set out in clause 21.2 (Financial condition) shall be calculated in accordance with GAAP in force as at the date of this Agreement and tested by reference to each of the applicable financial statements delivered in respect of the Parent pursuant to clauses 20.3 (Financial statements) and 20.4 (Requirements as to Financial statements) and/or each Compliance Certificate delivered pursuant to clause 21.5 (Provision and contents of Compliance Certificate).
21.4    Financial information
The Borrower shall (and shall procure that each other Obligor shall) on request from the Lender provide such other information as the Lender may request to enable the Lender to verify compliance with the financial ratios set forth in this clause 21 (Financial covenants).
21.5    Provision and contents of Compliance Certificate
(a)    The Parent shall supply a Compliance Certificate to the Lender with each set of audited consolidated Annual Financial Statements and the Semi-annual Financial Statements.
(b)    Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 21.2 (Financial condition).
(c)    Each Compliance Certificate shall be signed by the chief financial officer or other authorised signatory of the Parent.
22    General undertakings
22.1    Undertaking to comply
Each Obligor who is a Party undertakes that this clause 22 will be complied with by and in respect of each Obligor and (as applicable) each other Group Member throughout the Facility Period.
22.2    Use of proceeds
The proceeds of the single Utilisation permitted under this Agreement shall be used exclusively for the purposes specified in clause 3 (Purpose).
22.3    Authorisations
Each Obligor shall promptly:
(a)    obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)    supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)    enable it to perform its obligations under the Finance Documents;
(ii)    ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and
(iii)    carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
22.4    Compliance with laws
Each Obligor shall (and shall ensure that each other Group Member will), comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject.
22.5    Anti-corruption law
(a)    No Obligor shall (and shall ensure that no other Group Member will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, the Unfair Competition Prevention Act of Japan or other similar legislation in other jurisdictions.
(b)    Each Obligor shall (and shall ensure that each other Group Member will):
(i)    conduct its businesses in compliance with applicable anti-corruption laws; and
(ii)    maintain policies and procedures designed to promote and achieve compliance with such laws.
22.6    Tax compliance
(a)    Each Obligor shall (and shall ensure that each other Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)    such payment is being contested in good faith;
(ii)    adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under clause 20.3 (Financial statements); and
(iii)    such payment can be lawfully withheld.

(b)    Except as approved, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.
22.7    Change of business
Except as approved, no substantial change will be made to the general nature of the business of the Borrower, the Parent, the Obligors or the Group taken as a whole from that carried on at the date of this Agreement.
22.8    Merger
Except as approved in advance, such approval not to be unreasonably withheld, no Obligor shall (and shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction (other than the solvent liquidation of any Group Member which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group members) that results in or is reasonably likely to result in the occurrence of a Change of Control with respect to any Obligor.
22.9    Pension exposure
Each Obligor shall ensure that no Group Member is, or any time becomes, liable to contribute funds to any form of pension scheme or similar arrangement (other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).
22.10    Further assurance
(a)    Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):
(i)    to perfect the Security Interests created or intended to be created by that Obligor under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;
(ii)    to confer on the Lender Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)    to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)    to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 29.1 (Assignments by the Lender).
(b)    Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.
22.11    Negative pledge in respect of Charged Property
Except (a) as approved or (b) for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.
22.12    Environmental matters
(a)    The Lender will be notified as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.
(b)    Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might have a Material Adverse Effect.
22.13    Sanctions
(a)    No Obligor will engage in any activity which could reasonably be expected to expose it or the Ship to enforcement proceedings or any other adverse consequence whatsoever arising from Sanctions.
(b)    No Obligor will, directly or indirectly, make any proceeds of any Loan available to, or for the benefit of, a Prohibited Person or permit or authorise any such proceeds to be applied in each case in a manner or for a purpose prohibited by Sanctions.
(c)    The Borrower will prevent the Ship from being used, directly or indirectly:
(i)    by, or for the benefit of, any Prohibited Person in breach of any Sanctions; and/or
(ii)    in any trade which could reasonably be expected to expose the Ship, the Lender, the Ship’s crew or the Ship’s insurers to enforcement proceedings or any other adverse consequence whatsoever arising from Sanctions.

(d)    The Borrower will (so long as failing to do so would violate Sanctions) prevent the Ship from trading to Russian, Iranian, Cuban, North Korean, Sudan, and/or Syrian ports.
(e)    The Borrower shall ensure that each charter commitment in respect of the Ship shall contain, for the benefit of the Borrower, language which broadly gives effect to the provisions of paragraphs (c) and (d) above.
22.14    Anti-social Forces
No Obligor shall (and shall ensure that each other Group Member will not):
(a)    fall under any of the paragraphs of the definition of Anti-social Forces;
(b)    commit, or cause any third party to commit, any Violent Demand; and
(c)    upon receiving information which provides reasonable certainty that a violation of paragraph (a) or (b) above will or has occurred, immediately advise the Lender of such occurrence.
23    Business restrictions
23.1    Undertaking to comply
Except as otherwise approved, each Obligor who is a Party undertakes that this clause 23 will be complied with by and in respect of each person to which each relevant provision of this clause is expressed to apply throughout the Facility Period.
23.2    General negative pledge
(a)    In this clause 23.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.
(b)    The Borrower shall not create or permit to subsist any Security Interest over any of its assets, except for Permitted Security Interests.
(c)    (Without prejudice to any other provisions of this clause 23), no Obligor shall:
(i)    sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by, any other Obligor or any other Group Member;
(ii)    sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(iii)    enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)    enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(d)    Paragraphs (b) and (c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:
(i)    those granted or expressed to be granted by any of the Security Documents; and
(ii)    in relation to the Ship, Permitted Maritime Liens.
23.3    Financial Indebtedness
The Borrower shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:
(a)    Financial Indebtedness incurred under the Finance Documents;
(b)    Financial Indebtedness owed to any Guarantor which is subordinated to all amounts owing to the Lender pursuant to clause 18.11 (Subordination of Subordinated Obligations); and
(c)    Financial Indebtedness permitted under clause 23.5 (Loans and credit).
23.4    Guarantees
The Borrower shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:
(a)    guarantees in favour of its trade creditors given in the ordinary course of its business;
(b)    guarantees which are Financial Indebtedness permitted under clause 23.3 (Financial Indebtedness); and
(c)    guarantees or counter-indemnities provided to the Ship’s P&I insurers in respect of any P&I guarantees issued to third parties.
23.5    Loans and credit
The Borrower shall not be a creditor in respect of Financial Indebtedness other than in respect of trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.

23.6    Disposals
The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any of its assets except for any of the following disposals (so long as they are not prohibited by any other provision of the Finance Documents):
(a)    disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;
(b)    disposals permitted by clause 23.2 (General negative pledge) or 23.3 (Financial Indebtedness);
(c)    dealings with its trade creditors with respect to book debts in the ordinary course of trading; and
(d)    the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.
23.7    Contracts and arrangements with Affiliates
The Borrower shall not be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.
23.8    Mergers
No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.
23.9    Subsidiaries
The Borrower shall not establish or acquire a company or other entity.
23.10    Acquisitions and investments
The Borrower shall not acquire any person, business, assets or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:
(a)    acquisitions of assets in the ordinary course of business (not being new businesses or vessels);
(b)    the incurrence of liabilities in the ordinary course of its business;
(c)    any loan or credit not otherwise prohibited under this Agreement;
(d)    pursuant to any Finance Documents to which it is party.

23.11    Reduction of capital
The Borrower shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.
23.12    Increase in capital
The Borrower shall not issue shares or other equity interests to anyone who is not Bulk Fleet Bermuda and provided such new shares are made subject to the terms of the Shares Security immediately upon the issue thereof in a manner satisfactory to the Lender and the terms of the Shares Security are complied with.
23.13    Directors and officers
The Borrower shall not appoint any additional directors or officers (or equivalent) of the Borrower (unless the provisions of the Shares Security are complied with).
23.14    Distributions and other payments
No Obligor shall:
(a)    declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;
(b)    repay or distribute any dividend or share premium reserve;
(c)    pay any management, advisory or other fee to or to the order of any Guarantor or any Group Member;
(d)    redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or
(e)    make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, either (i) following the occurrence of a Default which is continuing or (ii) where the amount of such payment would exceed the maximum amount permitted by applicable law.
24    Dealings with Ship

24.1    Undertaking to comply
Each Obligor who is a Party undertakes that this clause 24 will be complied with in relation to the Ship throughout its Mortgage Period.
24.2    Ship’s name and registration
(a)    The Ship’s name shall only be changed after prior notice to the Lender.
(b)    The Ship shall be registered with the relevant Registry under the laws of its Flag State. Except with prior approval, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State).
(c)    Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.
24.3    Sale or other disposal of Ship
Except with prior approval, the Borrower will not sell, or agree to, transfer, abandon or otherwise dispose of the Ship or any share or interest in the Ship.
24.4    Manager
A manager of the Ship shall not be appointed unless that manager is an Approved Manager, the terms of its appointment are approved and it has delivered a duly executed Manager’s Undertaking to the Lender. There shall be no change to the terms of appointment of an Approved Manager unless such change is also approved.
24.5    Copy of Mortgage on board
A properly certified copy of the Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Lender.
24.6    Notice of Mortgage
A framed printed notice of the Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:
“NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of Esperance Line S.A. of 53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama. Under the said mortgage and related documents, neither the owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.
No one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.
24.7    Conveyance on default
Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Lender’s request, immediately execute such form of transfer of title to the Ship as the Lender may require.
24.8    Chartering
Except with prior approval, the Borrower shall not enter into any charter commitment for the Ship which is:
(a)    a bareboat or demise charter or passes possession and operational control of the Ship to another person;
(b)    capable of lasting more than twelve (12) calendar months plus a redelivery allowance of not more than 30 days; or
(c)    on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period.
24.9    Lay up
Except with approval, the Ship shall not be laid up or deactivated.
24.10    Sharing of Earnings
Except with approval, the Borrower shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.
25    Condition and operation of Ship
25.1    Undertaking to comply

Each Obligor who is a Party undertakes that this clause 25 will be complied with in relation to the Ship throughout its Mortgage Period.
25.2    Defined terms
In this clause 25 and in Schedule 3 (Conditions precedent and conditions subsequent):
applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).
applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.
applicable operating certificate means any certificates, vessel response plans, or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.
25.3    Repair
The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.
25.4    Modification
Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.
25.5    Removal of parts
Except with prior approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security Interest except under the Security Documents).
25.6    Third party owned equipment
Except with prior approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.
25.7    Maintenance of class; compliance with laws and codes

(a)    The Ship’s class shall be the relevant Classification. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.
(b)    The Borrower shall provide the Lender with its user identification and password to enable the Lender to review the class maintenance records for the Ship and shall, to the extent required by the Classification Society for the Ship, provide the Borrower’s consent to the Lender having access to the class records for the Ship.
25.8    Surveys
The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Lender if it so requests.
25.9    Inspection and notice of dry-docking
The Lender and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times to inspect it and given all proper facilities needed for that purpose. The Lender shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking).
25.10    Prevention of arrest
All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.
25.11    Release from arrest
The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be discharged, by whatever action is required to achieve that release or discharge within no more than thirty (30) days of occurrence.
25.12    Information about Ship
(a)    The Lender shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

(b)    The Borrower shall ensure that the Automatic Identification System (AIS) is never turned off for the Ship.
25.13    Notification of certain events
The Lender shall promptly be notified of:
(a)    any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for the Ship;
(b)    any occurrence which may result in the Ship becoming a Total Loss;
(c)    any requisition of the Ship for hire;
(d)    any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;
(e)    any withdrawal or threat to withdraw any applicable operating certificate for the Ship;
(f)    the issue of any operating certificate required under any applicable code in relation to the Ship;
(g)    the receipt of notification that any application for such a certificate has been refused;
(h)    any requirement or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and
(i)    any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.
25.14    Payment of outgoings
All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.
25.15    Evidence of payments
The Lender shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:
(a)    the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;

(b)    all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and
(c)    the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.
25.16    Repairers’ liens
Except with prior approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for the Ship unless that person gives the Lender a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.
25.17    Lawful use
The Ship shall not be employed:
(a)    in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;
(b)    in carrying illicit or prohibited goods;
(c)    in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(d)    if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.
25.18    War zones
The Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers unless (a) the Ship is adequately insured (which shall include the requirement that the Ship shall have obtained, in addition, any special, additional or modified insurance cover which shall be necessary or customary for first class ship-owners trading vessels to operate in such zones), (b) the Ship and Borrower and manager have complied with all other directions of the Ship’s war risk insurers, and (c) the Borrower has first notified the Lender in writing confirming items (a) and (b) above.

25.19    Scrapping
The Borrower shall ensure that if the Ship is to be sold (directly or through an intermediary) with the intention of being scrapped, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC (the EU Ship Recycling Regulation).
26    Insurance
26.1    Undertaking to comply
Each Obligor who is a Party undertakes that this clause 26 shall be complied with in relation to the Ship and its Insurances throughout its Mortgage Period.
26.2    Insurance terms
In this clause 26:
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
hull cover means insurance cover against the risks identified in paragraph (a) of clause 26.3 (Coverage required).
minimum hull cover means, in relation to the Ship, an amount at least equal at the relevant time to the greater of:
(a)    120% of the Loan relating to that Mortgaged Ship at the relevant time; and
(b)    the Fair Market Value of such Mortgaged Ship.
P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

26.3    Coverage required
The Ship shall at all times be insured:
(a)    against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value;
(b)    against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);
(c)    against such other risks and matters which the Lender notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and
(d)    on terms which comply with the other provisions of this clause 26.
26.4    Placing of cover
The insurance coverage required by clause 26.3 (Coverage required) shall be:
(a)    in the name of the Borrower and (in the case of the Ship’s hull cover) no other person (other than the Lender) unless the interest of every other named assured or co-assured is limited:
(i)    in respect of insurances for hull and machinery and war risks;
(A)    to any provable out-of-pocket expenses that they have incurred and which form part of any recoverable claim on underwriters; and
(B)    to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against them); and
(ii)    in respect of any insurances for protection and indemnity risks, to any recoveries they are entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against them, and every such other named insured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the Insurances;

(b)    if the Lender so requests, in the joint names of the Borrower and the Lender (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Lender for premiums or calls);
(c)    in dollars or another approved currency;
(d)    arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations;
(e)    in full force and effect; and
(f)    on approved terms and with insurers and associations (as applicable) who shall, unless approved by the Lender, maintain a credit rating of BBB+ or better with S&P Global Ratings (or the equivalent with any other principal credit rating from A M Best, Moody's or Fitch or any other agency in the United States of America or Europe) at the time the insurances are taken out or renewed.
26.5    Deductibles
The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed an approved amount.
26.6    Mortgagee’s insurance
The Borrower shall promptly reimburse to the Lender the cost (as conclusively certified by the Lender) of taking out and keeping in force in respect of the Ship on approved terms, or in considering or making claims under:
(a)    a mortgagee’s interest insurance and a mortgagee’s additional perils (all P&I risks) cover for the benefit of the Lender for an aggregate amount up to 120% of the Loan; and
(b)    any other insurance cover which the Lender reasonably requires in respect of the Lender’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).
26.7    Fleet liens, set off and cancellations
If the Ship’s hull cover also insures other vessels, the Lender shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:
(a)    set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured; or

(b)    cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrower shall ensure that hull cover for the Ship is provided under a separate policy from any other vessels.
26.8    Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Lender shall be provided with all relevant receipts or other evidence of payment upon request.
26.9    Details of proposed renewal of Insurances
At least fourteen (14) days before any of the Insurances are due to expire, the Lender shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.
26.10    Instructions for renewal
At least seven (7) days before any of the Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.
26.11    Confirmation of renewal
The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 26 and confirmation of such renewal given by approved brokers or insurers to the Lender at least seven (7) days (or such shorter period as may be approved) before such expiry.
26.12    P&I guarantees
Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.
26.13    Insurance documents
The Lender shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Lender or some other approved person.

26.14    Letters of undertaking
Unless otherwise approved where the Lender is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Lender shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.
26.15    Insurance Notices and Loss Payable Clauses
The interest of the Lender as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Lender if it is itself an assured).
26.16    Insurance correspondence
If so required by the Lender, the Lender shall promptly be provided with copies of all written communications between the assureds and brokers, insurers, reinsurers and associations relating to any of the Insurances as soon as they are available.
26.17    Qualifications and exclusions
All requirements applicable to the Insurances shall be complied with and the Insurances shall only be subject to approved exclusions or qualifications.
26.18    Independent report
If the Lender asks the Borrower for a detailed report from an independent firm of marine insurance brokers giving their opinion on the adequacy of the Insurances then the Lender shall be provided promptly with such a report at no cost to the Lender or (if the Lender obtains such a report itself) the Borrower shall reimburse the Lender for the cost of obtaining that report.
26.19    Collection of claims
All documents and other information and all assistance required by the Lender to assist it in trying to collect or recover any claims under the Insurances shall be provided promptly.

26.20    Employment of Ship
The Ship shall only be employed or operated in conformity with the terms of the Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).
26.21    Declarations and returns
If any of the Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.
26.22    Application of recoveries
All sums paid under the Insurances to anyone other than the Lender shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.
26.23    Settlement of claims
Any claim under the Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.
26.24    Change in insurance requirements
If the Lender gives notice to the Borrower to change the terms and requirements of this clause 26 (which the Lender may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement), this clause 26 shall be modified in the manner so notified by the Lender on the date fourteen (14) days after such notice from the Lender is received.
27    Loan to value covenant
27.1    Undertaking to comply
Each Obligor who is a Party undertakes that this clause 27 will be complied with throughout the Mortgage Period.
27.2    Valuation of assets
For the purpose of the Finance Documents, the value at any time of the Ship or any other asset over which additional security is provided under this clause 27 will be its value as most recently determined in accordance with this clause 27.
27.3    Valuation frequency

Valuation of the Ship and each such other asset in accordance with this clause 27 shall be provided to the Lender by the Borrower (a) at or prior to each anniversary of the Utilisation Date (by reference to a date being not more than thirty (30) days before such anniversary), (b) on one other occasion upon request by the Lender within each such successive annual period during the Facility Period, the first such annual period commencing on the Utilisation Date and each subsequent period commencing upon each anniversary of the Utilisation Date and (c) at any time that a Default has occurred which is continuing.
27.4    Expenses of valuation
The Borrower shall bear, and reimburse to the Lender where incurred by the Lender, all costs and expenses of obtaining each valuation referred to in clause 27.3 and any valuation which is required as a condition precedent to the Utilisation.
27.5    Valuations procedure
The value of the Ship shall be determined by the Lender by reference to a valuation from an Approved Valuer delivered by the Borrower in accordance with this clause 27.
27.6    Currency of valuation
Valuations shall be provided by the Approved Valuers in dollars or, if an Approved Valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Lender’s spot rate of exchange for the purchase of dollars with that other currency.
27.7    Basis of valuation
Each valuation will be addressed to the Lender and made:
(a)    without physical inspection (unless required by the Lender);
(b)    on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and
(c)    without taking into account the benefit (but taking into account the burden) of any charter commitment.
27.8    Information required for valuation
The Borrower shall promptly provide to the Lender and the Approved Valuers any information which they reasonably require for the purposes of providing such a valuation.

27.9    Loan to value ratio
If at any time during the Facility Period the amount of the Loan outstanding is greater than 80% of the Security Value most recently determined under this clause 27, the Borrower shall within one Month either:
(a)    make a prepayment under clause 7.3 (Voluntary prepayment; prepayment fee) of such amount of the Loan as is required to ensure that the amount of the Loan outstanding (following such prepayment) is equal to or less than 80% of the Security Value; or
(b)    provide such additional ship security in such form as the Lender may require (together with all legal opinions as the Lender may reasonably require) and having such value (as determined pursuant to this clause 27) as shall ensure that the amount of the Loan outstanding (following the grant of such additional security) is equal to or less than 80% of the Security Value.
For the avoidance of doubt, the Borrower shall not be required to pay any prepayment fee under clause 7.4(b) in relation to any prepayment required to be made under this clause 27.

28    Events of Default
28.1    Each of the events or circumstances set out in this clause 28 (except clause 28.23 (Acceleration)) is an Event of Default.
28.2    Non-payment
An Obligor does not pay on the due date (or, if the Lender is satisfied that an Obligor’s failure to pay is due solely to technical or administrative reasons related to the banking system which are beyond the reasonable control of that Obligor, within three (3) Business Days after the due date) any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.
28.3    Breach of specific obligations
(a)    An Obligor does not comply with:
(i)    clause 4.3 (Conditions subsequent);
(ii)    clause 22.13 (Sanctions) or clause 22.14 (Anti-social Forces);
(iii)    clauses 20.3 (Financial Statements), 21.5 (Provision and contents of Compliance Certificate), or 21 (Financial Covenants); or
(iv)    clause 27 (Loan to value covenant); or
(b)    any Obligor becomes a Prohibited Person.
28.4    Insurance
(a)    The Insurances of the Ship are not placed and kept in force in the manner required by clause 26 (Insurance).
(b)    Any insurer either:
(i)    cancels any such Insurances; or
(ii)    disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person.
28.5    Other obligations
(a)    Subject to any applicable grace periods, an Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 28.2 (Non-payment), clause 28.3 (Breach of specific obligations) and clause 28.4 (Insurance)).

(b)    No Event of Default under paragraph (a) above will occur if the Lender considers that the failure to comply is capable of remedy and the failure is remedied within five (5) Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower or any other Obligor becoming aware of the failure to comply.
28.6    Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made, provided, that no Event of Default under this clause 28.6 will occur if the misrepresentation or misstatement is (i) capable of remedy, and (ii) remedied within five (5) Business Days of the Lender giving notice to the Borrower or (if earlier) or any Obligor becoming aware of the misrepresentation or misstatement and it shall be understood for these purposes that a misrepresentation or misstatement shall have been remedied if, were the representation or statement repeated at the end of such five (5) Business Days’ period by reference to the facts and circumstances then existing, it would no longer be incorrect or misleading.
28.7    Cross default
Subject to the proviso to this clause 28.7 (Cross-default):
(a)    any Financial Indebtedness of any Obligor (other than the Approved Manager) is not paid when due nor within any originally applicable grace period; or
(b)    any Financial Indebtedness of any Obligor (other than the Approved Manager) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or
(c)    any commitment for any Financial Indebtedness of any Obligor (other than the Approved Manager) is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described); or
(d)    the counterparty to a Treasury Transaction entered into by any Obligor (other than the Approved Manager) becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described); or
(e)    any creditor of any Obligor (other than the Approved Manager) becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described),
Provided that none of the foregoing occurrences set forth in paragraphs (a) to (e) which relate to one or more of the Guarantors (and not the Borrower) shall constitute an Event of Default unless the amount of Financial Indebtedness concerned is in the aggregate at least (i) $10,000,000 (in the case of the Parent) or (ii) $3,500,000 (in the case of the other Guarantors).
28.8    Insolvency
(a)    An Obligor (other than the Approved Manager):
(i)    is unable or admits inability to pay its debts as they fall due;
(ii)    is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)    suspends or threatens to suspend making payments on any of its debts; or
(iv)    by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)    The value of the assets of any Obligor (other than the Approved Manager) is less than its liabilities (taking into account contingent and prospective liabilities).
(c)    A moratorium is declared in respect of any indebtedness of any Obligor (other than the Approved Manager). If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
28.9    Insolvency proceedings
(a)    Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor (other than the Approved Manager) other than a solvent liquidation or reorganisation;
(ii)    a composition, compromise, assignment or arrangement with any creditor of any Obligor (other than the Approved Manager);
(iii)    the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor (other than the Approved Manager) or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)    enforcement of any Security Interest over any assets of any Obligor (other than the Approved Manager), or any analogous procedure or step is taken in any jurisdiction.
(b)    Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement or, if earlier, the date on which it is advertised.
28.10    Creditors’ process
Subject to the proviso to this clause 28.10 (Creditors’ process):
(a)    any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Obligor (other than the Approved Manager) and is not discharged within fourteen (14) days; or
(b)    Any judgment or order is made against any Obligor (other than the Approved Manager) and is not stayed or complied with within seven (7) days,
Provided that none of the foregoing occurrences set forth in paragraphs (a) or (b) which relate to one or more of the Guarantors and not the Borrower shall constitute an Event of Default unless the amount concerned is in the aggregate at least $10,000,000.
28.11    Unlawfulness and invalidity
(a)    It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.
(b)    Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.
(c)    Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective for any reason.
(d)    Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.
28.12    Cessation of business

Any Obligor (other than the Approved Manager) suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
28.13    Ownership of the Obligors
A Change of Control occurs.
28.14    Expropriation
The authority or ability of any Obligor (other than the Approved Manager) to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor (other than the Approved Manager) or any of its assets.
28.15    Repudiation and rescission of Finance Documents
An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
28.16    Litigation
Either:
(a)    any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or
(b)    any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to any Finance Document or the transactions contemplated in Finance Documents or against any Obligor (other than the Approved Manager) or any of its assets, rights or revenues which has or might have a Material Adverse Effect.
28.17    Material Adverse Effect
Any event or circumstance (including any Environmental Incident or any change of law) occurs which the Lender reasonably believes has, or is reasonably likely to have, a Material Adverse Effect.
28.18    Security enforceable
Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

28.19    Arrest of Ship
The Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Ship within a period of thirty (30) days thereafter (or such longer period as may be approved).
28.20    Ship registration
Except with prior approval, the registration of the Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if the Ship is only provisionally registered on the date of its Mortgage, the Ship is not permanently registered under such laws within ninety (90) days of such date.
28.21    Political risk
(a)    Either (1) the Flag State of the Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or (2) there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means and (in either such case) in the opinion of the Lender such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect.
(b)    No Event of Default under paragraph (a) above will occur if:
(i)    in the opinion of the Lender it is practicable for action to be taken by the Borrower to prevent the relevant event or circumstance having a Material Adverse Effect; and
(ii)    the Borrower take such action to the Lender’s satisfaction within sixty (60) days of notice from the Lender (specifying the relevant action to be taken) to do so.
28.22    Audit qualification
Any financial statements delivered by the Parent pursuant to Clause 20.3 (Financial statements) are subject to any qualification inserted in the opinion over the financial statements by the applicable auditors.
28.23    Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Lender may:
(a)    by notice to the Borrower:
(i)    cancel the Commitment at which time it shall immediately be cancelled;
(ii)    declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii)    declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Lender; and/or
(b)    exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9 -  Changes to Parties
29    Changes to the Lender
29.1    Assignments by the Lender
Subject to this clause 29, the Lender (the Existing Lender) may at its cost assign any of its rights under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).
29.2    Other conditions of assignment
An assignment will only be effective on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as the Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements.
29.3    Security over Lender’s rights
In addition to the other rights provided to the Lender under this clause 29, the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:
(a)    any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)    any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:
(i)    release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)    require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.
30    Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10 -  Security and Application
31    Enforcement of Transaction Security
To the extent permitted under applicable law and subject to clause 32 (Application of Proceeds), each of the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
32    Application of proceeds
32.1    Order of application
All amounts from time to time received or recovered by the Lender pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this clause 32, the Recoveries) shall be held by the Lender on trust to apply them at any time as the Lender (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 32), in the following order of priority:
(a)    in discharging all costs and expenses incurred by the Lender in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;
(b)    in or towards payment to the Lender all amounts due to it but unpaid under the Finance Documents;
(c)    if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Lender is obliged to pay or distribute in priority to any Obligor; and
(d)    the balance, if any, in payment or distribution to the relevant Obligor.
32.2    Currency conversion
(a)    For the purpose of, or pending the discharge of, any of the Secured Obligations the Lender may:
(i)    convert any moneys received or recovered by the Lender not in USD from one currency to another; and
(ii)    notionally convert the valuation provided in any opinion or valuation from one currency to another,

in each case at the Lender’s spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided.
(b)    The obligations of any Obligor to pay in the due currency shall only be satisfied:
(i)    in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and
(ii)    in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.
33    Conduct of business by the Lender
33.1    Lender’s tax affairs
No provision of this Agreement will:
(a)    interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)    oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)    oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Section 11 -  Administration
34    Payment mechanics
34.1    Payments to the Lender
(a)    On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment (but in any event not being later than 11:00 am Tokyo time on the due date).
(b)    Payment shall be made to such account of the Lender and with such bank as the Lender specifies.
34.2    No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
34.3    Business Days
(a)    Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)    During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
34.4    Currency of account
(a)    Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)    A repayment of all or part of a Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.
(c)    Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)    All moneys received or held by the Lender or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Lender against the full cost in relation to the sale. Neither the Lender nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.
34.5    Change of currency
(a)    Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)    any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and
(ii)    any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).
(b)    If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
34.6    Disruption to payment systems etc.
If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:
(a)    the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;
(b)    the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)    any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

(d)    the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 34.6.
35    Set-off
The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
36    Notices
36.1    Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.
36.2    Addresses
The address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or the Lender for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)    in the case of any Obligor who is a Party, that identified with its name in Schedule 1 (The original parties);
(b)    in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party; and
(c)    in the case of the Lender, that identified with its name in Schedule 1 (The original parties), or, in each case, any substitute address, fax number, or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the Obligors who are Parties, if a change is made by the Lender) by not less than five (5) Business Days’ notice.
36.3    Delivery
(a)    Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective, if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under clause 36.2 (Addresses), if addressed to that department or officer.
(b)    Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Lender shall specify for this purpose).
(c)    Any communication or document made or delivered to the Borrower in accordance with this clause 36.3 will be deemed to have been made or delivered to each of the Obligors.
(d)    Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
36.4    Electronic communication
(a)    Any communication to be made between any two (2) Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two (2) Parties:
(i)    notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)    notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.
(b)    Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two (2) Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication. Each of the Obligors who are party to this Agreement and the Lender agree to the use of electronic mail for the purposes of communications under or in connection with the Finance Documents using, subject to any notifications of change provided under paragraph (a) above, the details identified with its name in Schedule 1 (The original parties).
(c)    Any such electronic communication as specified in paragraph (a) above made between any two (2) Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Lender, only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)    Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.
(e)    Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 36.4.
36.5    English language
(a)    Any notice given under or in connection with any Finance Document must be in English.
(b)    All other documents provided under or in connection with any Finance Document must be:
(i)    in English; or
(ii)    if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
37    Calculations and certificates
37.1    Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.
37.2    Certificates and determinations
Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
37.3    Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days or, in any case where the practice in the relevant market differs, in accordance with that market practice. The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two decimal places.
38    Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
39    Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
40    Amendments and Waivers
40.1    Consent
Any term of the Finance Documents may be amended or waived only with the consent of the Lender, the Borrower and the Guarantors and any such amendment or waiver will be binding on all Parties.
41    Confidential Information
41.1    Confidential Information
The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 41.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
41.2    Disclosure of Confidential Information
The Lender may disclose to any of its Affiliates and any other person:
(a)    to (or through) whom the Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents;
(b)    to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to clause 29.3 (Security over Lender’s rights);
(c)    with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(d)    to whom, and to the extent that, information is required to be disclosed by any court of competent jurisdiction or by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, including, but not limited to the laws of Japan, and the Lender may disclose to a rating agency or its professional advisers or brokers or insurers or (with the consent of the Borrower) any other person, any information about any Obligor, the Group and the Finance Documents as the Lender shall consider appropriate.
41.3    Entire agreement
This clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
41.4    Inside information
The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.
41.5    Notification of disclosure
The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)    of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and
(b)    upon becoming aware that Confidential Information has been disclosed in breach of this clause 41.
41.6    Continuing obligations
The obligations in this clause 41 are continuing and, in particular, shall survive and remain binding on the Lender until the earlier of:
(a)    the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and the Commitment has been cancelled or otherwise cease to be available; and

(b)    the date on which the Lender otherwise ceases to be a Party.
42    Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party and each other Obligor (for whom, for this purpose only, the Parent hereby contracts as agent) acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)    any Bail-In Action in relation to any such liability, including (without limitation):
(i)    a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)    a cancellation of any such liability; and
(b)    a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
43    Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12 -  Governing Law and Enforcement
44    Governing law
This Agreement and any non-contractual obligations connected with it are governed by English law.
45    Enforcement
45.1    Jurisdiction of English courts
(a)    Subject to clause 45.3 (Arbitration), the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).
(b)    The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)    Notwithstanding paragraphs (a) and (b) above, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.
45.2    Service of process
Without prejudice to any other mode of service allowed under any relevant law, the Borrower and each Obligor who is a Party:
(a)    irrevocably appoints Floyd Zadkovich, presently of Caroline House, 3rd Floor, 55 High Holborn, London WC1V 6DX England as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;
(b)    agrees that service upon such English process agent will be effectively made by email (luke.zadcovich@floydzad.com) and hard copy signed delivery;
(c)    agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(d)    if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

45.3    Arbitration
(a)    The Lender may elect that any Dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.
(b)    The seat, or legal place, of arbitration shall be London, United Kingdom and the arbitration shall take place in London.
(c)    The language to be used in the arbitral proceedings shall be English.
(d)    Subject to the other provisions of this clause 45.3, the number of arbitrators shall be three (3).
(e)    If there are only two (2) parties to the Dispute, the number of arbitrators shall be three (3), consisting of one (1) arbitrator to be appointed by each party to the dispute, and one (1) by the two so chosen, who will act in the capacity as procedural chairman.
(f)    Notwithstanding anything to the contrary in the LCIA Rules, in agreeing upon the third arbitrator, the two (2) arbitrators may communicate directly with each other and with their respective appointing parties thereto. If no agreement is reached upon the third arbitrator within fifteen (15) days of the appointment of the second arbitrator, the LCIA Court shall expeditiously nominate and appoint a third arbitrator to act as chairman of the tribunal.
(g)    For the purposes of this clause, the Obligors shall in aggregate be treated as one party to the Dispute.
(h)    If the Lender wishes to refer a Dispute to arbitration it shall appoint its arbitrator and send notice of such appointment in writing to each other party to the dispute requiring the other parties to the Dispute to appoint their own arbitrator within fifteen (15) days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other parties appoint their own arbitrator and give notice that they have done so within the fifteen (15) days specified.
(i)    If another party does not appoint its own arbitrator and give notice that it has done so within the fifteen (15) days specified, such party shall lose its right to appoint an arbitrator, and the appointment process shall proceed as if such party was not a party to the Dispute (and the sole remaining party, if applicable, shall be entitled to appoint a sole arbitrator). The award of the sole arbitrator shall be binding on all parties to the Dispute as if he had been appointed by agreement.
(j)    Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties
Borrower

Name:	BULK PRUDENCE CORP.
Original Jurisdiction	The Republic of The Marshall Islands
Registration number (or equivalent, if any)	108940

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address and email for service of notices	c/o Pangaea Logistics Solutions Ltd. 109 Long Wharf Newport, RI 02840 Attn: Mr. Gianni Del Signore Email:gdelsignore@pangaeals.com

Guarantors

Name of Guarantor	PANGAEA LOGISTICS SOLUTIONS LTD.
Original Jurisdiction	Bermuda
Registration number (or equivalent, if any)	49020

Registered office	3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda
Address and email for service of notices	c/o Pangaea Logistics Solutions Ltd. 109 Long Wharf Newport, RI 02840 Attn: Mr. Gianni Del Signore Email:gdelsignore@pangaeals.com

Name of Guarantor	BULK PARTNERS (BERMUDA) LTD.
Original Jurisdiction	Bermuda
Registration number (or equivalent, if any)	42004

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Registered office	3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda
Address and email for service of notices	c/o Pangaea Logistics Solutions Ltd. 109 Long Wharf Newport, RI 02840 Attn: Mr. Gianni Del Signore Email:gdelsignore@pangaeals.com

Name of Guarantor	BULK PARTNERS HOLDING COMPANY BERMUDA LTD.
Original Jurisdiction	Bermuda
Registration number (or equivalent, if any)	42169

Registered office	3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda
Address and email for service of notices	c/o Pangaea Logistics Solutions Ltd. 109 Long Wharf Newport, RI 02840 Attn: Mr. Gianni Del Signore Email:gdelsignore@pangaeals.com

Name of Guarantor	BULK FLEET BERMUDA HOLDING COMPANY LIMITED
Original Jurisdiction	Bermuda
Registration number (or equivalent, if any)	43689

Registered office	3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda
Address and email for service of notices	c/o Pangaea Logistics Solutions Ltd. 109 Long Wharf Newport, RI 02840 Attn: Mr. Gianni Del Signore Email:gdelsignore@pangaeals.com

Lender

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Name	Esperance Line S.A.
The Commitment ($)	$15,200,000
Address, email and attention details for notices
53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama

Copy to:
NTT TC LEASING CO., LTD
Shinagawa Season
Terrace 13F 1-2-70 Konan, Minato-ku, Tokyo 108-
0075, Japan

Attention: Aircraft and Ship Business Division

Email: ship@ntt-tc-lease.com

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Schedule 2
Ship information

Ship name	m.v. “Bulk Prudence”
Owner	Bulk Prudence Corp.
Flag State	Liberia
IMO	9713478
Built	2014
Yard	Iwagi Shipbuilding Company Limited
DWT	61,330 mton
Classification	Bulk Carrier NS*(CSR, BC-A, BC-XII, GRAB 20, EQ C DG, PSPC-WBT, 1C)(ESP)(IWS)(PSCM)(IHM)MNS*
Classification Society	Nippon Kaiji Kyokai
Major Casualty Amount	$1,000,000

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Schedule 3
Conditions precedent and conditions subsequent
Part 1
Initial conditions precedent
1    Original Obligors’ corporate documents
(a)
(i)    A copy of the Constitutional Documents of each Original Obligor.
(ii)    A certificate of goodstanding of each Obligor, issued within three (3) months of the Utilisation Request.
(b)    A copy of a resolution of the board of directors of each Original Obligor:
(i)    approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;
(ii)    authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(iii)    authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with its Relevant Documents.
(c)    A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.
(d)    Where required by the Lender, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, its Relevant Documents.
(e)    A certificate of the each Original Obligor (other than the Approved Manager) (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guarantee, security or similar limit binding on that Original Obligor to be exceeded.
(f)    A copy of any power of attorney under which any person is appointed by any Original Obligor to execute any of its Relevant Documents on its behalf.

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(g)    A certificate of an authorised signatory of each relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.
2    Other documents and evidence
(a)    A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
(b)    The Original Financial Statements.
(c)    Any Fee Letter duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrower (including the arrangement fee) pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid.
(d)    A copy of the then current charter commitment in relation to the Ship.
(e)    Evidence that any process agent referred to in clause 45.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the Utilisation Date has accepted its appointment.
3    “Know your customer” information
Such documentation and information as the Lender may request to comply with its internal “know your customer” procedures or similar identification procedures under all laws and regulations applicable to the Lender.
4    Security
The following documents:
(a)    The Share Security duly executed by Bulk Fleet Bermuda together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.
(b)    Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.
5    Legal opinions
Agreed forms of the following legal opinions, each addressed to the Lender:

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(a)    A legal opinion of Norton Rose Fulbright Gaikokuho Kyodo Jigyo addressed to the Lender on matters of English law, substantially in the form approved by the Lender in relation to the applicable Finance Documents.
(b)    A legal opinion of McLaughlin & Stern LLP, addressed to the Lender on matters of Liberian and Marshall Islands law, substantially in the form approved by the Lender in relation to the applicable Obligors and Finance Documents.
(c)    A legal opinion of Conyers, Dill & Pearman LLP, addressed to the Lender on matters of Bermudan law, substantially in the form approved by the Lender in relation to the applicable Obligors and Finance Documents.
6    Insurance
In relation to the Ship’s Insurances:
(a)    evidence that such Insurances will on the Utilisation Date be placed in accordance with clause 26 (Insurance); and
(b)    evidence that approved brokers, insurers and/or associations will issue letters of undertaking in favour of the Lender in an approved form in relation to the Insurances.
7    ISM and ISPS Code
Copies of:
(a)    the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Ship for the purposes of that code;
(b)    the safety management certificate in respect of the Ship issued in accordance with the ISM Code;
(c)    the international ship security certificate in respect of the Ship issued under the ISPS Code; and
(d)    if so requested by the Lender, any other certificates issued under any applicable code required to be observed by the Ship or in relation to its operation under any applicable law.
8    Value of security
A valuation for the Ship obtained (not more than thirty (30) days before the proposed Utilisation Date) in accordance with clause 27 (Loan to value covenant) showing that the Loan upon its Utilisation will be no greater than 70% of its Fair Market Value.
9    Management agreement

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A copy, certified by an approved person of the Borrower to be a true and complete copy, of (a) the agreement between the Borrower(s) and Seamar Management S.A. as technical manager and (b) if applicable, the agreement between any other manager for the Ship, in each case relating to the appointment of the applicable manager.
10    Borrower’s user identification and password
A copy of the Continuous Synopsis Record for the Ship and the Borrower’s user identification and password to enable the Lender to review the class maintenance records for that Ship and, to the extent required by the Classification Society for the Ship, the Borrower’s consent to the Lender having access to the class records for the Ship (the validity of such password access to extend at least to the Utilisation Date).

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Part 2
Utilisation conditions precedent
1    Registration of Ship
Evidence that the Ship:
(a)    is legally and beneficially owned by the Borrower and registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State; and
(b)    is free of any charter commitment which would require approval under the Finance Documents (such evidence to be provided in the form of a certificate of an authorised signatory of the Borrower).
2    Security
The following documents for the Ship:
(a)    the Mortgage duly executed by the Borrower.
(b)    the General Assignment duly executed by the Borrower.
(c)    the Managers’ Undertaking duly executed by the applicable Approved Manager in respect of the Ship.
(d)    duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.
3    Mortgage registration
Evidence that the Mortgage has been duly permanently registered or recorded as a valid first preferred ship mortgage against the Ship through the relevant Registry under the laws and flag of the relevant Flag State.
4    Legal opinions
Signed legal opinions issued by each of the firms of legal counsel referred to under paragraph 5 (Legal opinions) of Schedule 3, Part 1 above each in the agreed form provided under that paragraph.
5    Insurance and Classification
Evidence that the Ship:

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(a)    is insured as required in accordance with clause 26 (Insurance), including by provision of an opinion from insurance consultants appointed by the Lender on such Insurances; and
(b)    is classed with the relevant Classification free of all conditions, qualifications, requirements and recommendations of the relevant Classification Society, as demonstrated by the presentation of a class maintenance certificate dated not earlier than one (1) Business Day prior to the Utilisation Date.
6    Other documents and evidence
(a)    A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
(b)    Evidence that the fees, commissions, costs and expenses then due from the Borrower (including the arrangement fee) pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid.
(c)    Evidence that any process agent appointed pursuant to the Security Documents has accepted its appointment.

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Part 3
Conditions subsequent
1    Insurance
Within ten (10) Business Days from the Utilisation Date, evidence that approved brokers, insurers and/or associations have issued letters of undertaking in favour of the Lender in an approved form in relation to the Insurances.

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Schedule 4
Utilisation Request
From:    BULK PRUDENCE CORP.
To:    ESPERANCE LINE S.A.
Dated:    [] 2024
Dear Sirs
$15,200,000
Facility Agreement dated [] 2024 (the Facility Agreement)

1    We refer to the Facility Agreement. This is the Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2    The purpose of this Utilisation is to assist the Borrower in indebtedness owing by the Borrower in respect of the m.v. “Bulk Prudence”.
3    We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[] 2024
Amount:	[]
Account name:	[]
Bank:	[]
Address:	[]
SWIFT code:	[]
Account number:	[]
IBAN:	[]
Client reference:	[ ]

4    We hereby confirm that we shall be liable for payment of any fees, costs, charges and any other expenses payable to any correspondent bank and the receiving bank in relation to this Utilisation.
5    We hereby confirm that the remittance by the Lender of the Loan in accordance with the instructions in this Utilisation Request on the Proposed Utilisation Date will for the purposes of the Facility Agreement constitute a Utilisation and interest shall accrue and be payable by the Borrower on such amount from and including the date of the Utilisation in accordance with the Facility Agreement.

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6    We hereby confirm that each condition specified in clause 4.2 (Utilisation conditions precedent) of the Facility Agreement is satisfied and on the date of this Utilisation Request:
(i)    no Default is continuing or would result from the proposed Utilisation; and
(ii)    all of the representations set out in clause 19 (Representations) are true.
7    This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
Authorised signatory for
BULK PRUDENCE CORP.

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Schedule 5
Repayment Schedule

Repayment Date	Repayment Amount	Outstanding Loan ($)

UD	N/A	15,200,000
UD + 3 months	347,000	14,853,000
UD + 6 months	347,000	14,506,000
UD + 9 months	347,000	14,159,000
UD + 12 months	347,000	13,812,000
UD + 15months	347,000	13,465,000
UD + 18 months	347,000	13,118.000
UD + 21 months	347,000	12,771,000
UD + 24 months	347,000	12,424,000
UD + 27 months	347,000	12,077,000
UD + 30 months	347,000	11,730,000
UD + 33 months	347,000	11,383,000
UD + 36 months	347,000	11,036,000
UD + 39 months	347,000	10,689,000
UD + 42 months	347,000	10,342,000
UD + 45 months	347,000	9,995,000
UD + 48 months	347,000	9,648,000
UD + 51 months	347,000	9,301,000
UD + 54 months	347,000	8,954,000

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UD + 57 months	347,000	8,607,000
UD + 60 months	8,607,000 (final instalment + Balloon)	0

[Note: this is included as a specimen.]

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Schedule 6
Form of Compliance Certificate

To:        Esperance Line S.A. as Lender
From:        Pangaea Logistics Solutions Ltd.
Dated:     [ ]

Dear Sirs

US$15,200,000 Facility Agreement dated [ ] between, among others, Bulk Prudence Corp. as borrower and Esperance Line S.A. as lender (the Agreement)

1.    We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.    Attached hereto are:

(a)    [the audited consolidated financial statements of Pangaea Logistics Solutions Ltd. for the Fiscal Year [●].]/[the unaudited consolidated financial statements of Pangaea Logistics Solutions for the fiscal [half-year ending [●].]
(b)    a consolidated budget for Pangaea Logistics Solutions Ltd. (including profit and loss, balance sheet and cash flow statements together with a comparison against the previous Fiscal Year) in the format approved by the Lender which shows all anticipated income and expenditure (including all off-balance sheet and time-charter hire commitments) including, but not limited to, in respect of the Ship.

3.    The financial statements have:
(a)    been prepared in accordance with clause 20.4 (Requirements as to financial statements) of the Agreement; and
(b)    give a true and fair view of (if audited) or fairly represent (if unaudited) the financial condition of Pangaea Logistics Solutions Ltd. as at the end of the [fiscal [half year] ending [●]][Fiscal Year ending [●]] and operations during the [fiscal [half-year] ending [●]][Fiscal Year ending [●]].

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4    Since the date of the financial statements attached hereto, there has been no material adverse change in the business, assets or consolidated financial condition of the Group.
5    As per the calculations set out in Annex A attached hereto, we confirm that:

(a)    Consolidated Leverage Ratio. At all times during the relevant accounting period, Pangaea Logistics Solutions maintained a Consolidated Leverage Ratio of not more than 200%.
(b)    Consolidated Debt Service Coverage Ratio. At all times during the relevant accounting period, Pangaea Logistics has maintained at all times a Consolidated Debt Service Coverage Ratio of not less than 115% (on a rolling four quarter basis, tested as of the last day of each financial quarter).
(c)    Consolidated minimum liquidity. At all times during the relevant accounting period, Pangaea Logistics Solutions’s Consolidated Liquidity, including all amounts on deposit with any bank, was not less than $18,000,000.
(d)    Consolidated Net Worth. At all times during the relevant accounting period, Pangaea Logistics Solutions Ltd.’s Consolidated Net Worth was not less than $50,250,000.
6    We confirm that the aggregate Fair Market Value of the Ship plus the net realizable value of additional Security Interests previously provided under clause 27 (Loan to value covenant) of the Agreement is greater than 125% of the principal amount of the Loan outstanding as at the date of this Certificate.
7    [We confirm that no Default is continuing.]*
Yours faithfully,

______________________
[]
[Chief Financial Officer]
Pangaea Logistics Solutions Ltd.

[insert applicable certification language] #

_______________________
for and on behalf of
[name of Auditors of Pangaea Logistics Solutions]

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

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# To be agreed with the auditors of Pangaea Logistics Solutions Ltd. and the Lender prior to signing the Agreement.

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ANNEX A

1    Consolidated Leverage Ratio
Consolidated Financial Indebtedness of Pangaea Logistic Solutions Ltd. = [●] (numerator)
Consolidated Net Worth = [●] (denominator)
Consolidated Leverage Ratio = [●] (a fraction (expressed as a percentage rounded uo to the nearest tenth of a precent)

2     Consolidated Debt Service Coverage Ratio
Consolidated EBITDA = [●] (Numerator)
Consolidated Debt Service = [●] (Denominator)
Consolidated Debt Service Coverage Ratio = [●] (a fraction (expressed as a percentage rounded up to the nearest tenth of a percent))

3    Consolidated minimum liquidity
On a consolidated basis, the sum of
Cash = [●]
Cash Equivalents = [●]
Total = [●]

4    Consolidated Net Worth
Total market adjusted equity of Pangaea Logistics Solutions on a consolidated basis = [●]

5    Minimum required security cover
A    The aggregate Fair Market Value of the Ship = [●]
plus
B    The net realizable value of additional Security previously provided under clause 27 (Loan to value covenant) of the Agreement = [●]
Total security value (A + B) = [●]
Principal balance of the Loan outstanding as at the date of this Certificate = [●]
Equals [●] % of the Loan outstanding

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SIGNATURES
THE BORROWER

Signed for an on behalf of
BULK PRUDENCE CORP.
By:

THE GUARANTORS

Signed for or an on behalf of
PANGAEA LOGISTICS SOLUTIONS LTD.
By:

Signed for an on behalf of
BULK PARTNERS (BERMUDA) LTD.
By:

Signed for an on behalf of
BULK PARTNERS HOLDING COMPANY BERMUDA LTD.
By:

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Signed for an on behalf of
BULK FLEET BERMUDA HOLDING COMPANY LTD.
By:

THE LENDER

Signed for or an on behalf of
ESPERANCE LINE S.A.
By:

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